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                                                                       EXHIBIT 2

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                  BY AND AMONG



                        COVAD COMMUNICATIONS GROUP, INC.,



                          COVAD ACQUISITION CORPORATION



                                       AND



                       BLUESTAR COMMUNICATIONS GROUP, INC.



                                   DATED AS OF



                                  JUNE 15, 2000


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                                TABLE OF CONTENTS

                                                                           Page

TABLE OF CONTENTS..............................................................i
INDEX OF EXHIBITS.............................................................iv


ARTICLE I     THE MERGER.......................................................1
      1.1     The Merger.......................................................1
      1.2     Closing; Effective Time..........................................2
      1.3     Effect of the Merger.............................................2
      1.4     Certificate of Incorporation; By-laws............................2
      1.5     Directors and Officers...........................................2
      1.6     Taking of Necessary Action; Further Action.......................2

 ARTICLE II   CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...............3
      2.1     Total Consideration..............................................3
      2.2     Effect on Capital Stock; Conversion of Securities................3
      2.3     Exchange of Certificates.........................................5
      2.4     Form S-4.........................................................8
      2.5     Dissenters' Rights...............................................9
      2.6     Alternate Transaction Structures.................................9
      2.7     Rights to Receive Additional Shares of Parent Common Stock......10

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................12
      3.1     Organization, Standing and Power; Subsidiaries..................12
      3.2     Capital Structure...............................................13
      3.3     Authority.......................................................14
      3.4     Financial Statements............................................15
      3.5     Absence of Certain Changes......................................16
      3.6     Absence of Undisclosed Liabilities..............................18
      3.7     Litigation......................................................18
      3.8     Restrictions on Business Activities.............................18
      3.9     Governmental Authorization......................................19
      3.10    Title to Property...............................................19
      3.11    Intellectual Property...........................................19
      3.12    Environmental Matters...........................................21
      3.13    Taxes...........................................................22
      3.14    Employee Benefit Plans..........................................23
      3.15    Employee Matters................................................24
      3.16    Transactions with Affiliates....................................25
      3.17    Insurance.......................................................26
      3.18    Compliance With Laws............................................26
      3.19    Minute Books....................................................26
      3.20    Brokers' and Finders' Fees......................................26
      3.21    Stockholder Agreement; Irrevocable Proxies......................26


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      3.22    Vote Required...................................................27
      3.23    Board Approval..................................................27
      3.24    Accounts Receivable.............................................27
      3.25    Customers and Suppliers.........................................27
      3.26    Material Contracts..............................................27
      3.27    No Breach of Material Contracts.................................29
      3.28    Third Party Consents............................................29
      3.29    Year 2000.......................................................30
      3.30    Affiliates......................................................30
      3.31    Outstanding Stock Options.......................................30
      3.32    Prospectus and Proxy Statement and S-4..........................30
      3.33    Representations Complete........................................30

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT........................31
      4.1     Organization, Standing and Power................................31
      4.2     Capital Structure...............................................31
      4.3     Authority.......................................................31
      4.4     SEC Documents; Financial Statements.............................32
      4.5     Broker's and Finders' Fees......................................33
      4.6     No Prior Activities.............................................33
      4.7     Prospectus and Proxy Statement and S-4..........................33

ARTICLE V     CONDUCT PRIOR TO THE EFFECTIVE TIME.............................33
      5.1     Conduct of Business of the Company..............................33
      5.2     Restricted Conduct of the Company...............................34
      5.3     No Solicitation.................................................37
      5.4     Additional Bridge Financing.....................................37

ARTICLE VI    ADDITIONAL AGREEMENTS...........................................38
      6.1     Prospectus and Proxy Statement..................................38
      6.2     Meeting of Stockholders.........................................38
      6.3     Access to Information...........................................38
      6.4     Public Disclosure...............................................39
      6.5     Consents; Cooperation...........................................39
      6.6     Company Affiliate Agreements....................................40
      6.7     Stock Restriction Agreement.....................................40
      6.8     Legal Requirements..............................................40
      6.9     Blue Sky Laws...................................................41
      6.10    Escrow Agreement................................................41
      6.11    Form S-8........................................................41
      6.12    Listing of Additional Shares....................................41
      6.13    Confidentiality.................................................41
      6.14    Expenses........................................................41
      6.15    Further Assurances..............................................42
      6.16    Indemnification of Directors, Officers, etc.....................42
      6.17    Reorganization for Federal Income Tax Purposes..................43
      6.18    Funding To Be Arranged By Parent................................43
      6.19    Non-solicitation of Employees...................................43
      6.20    Loan Acceleration...............................................43


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      6.21        Employee Benefits...........................................43

ARTICLE VII   CONDITIONS TO THE MERGER........................................43
      7.1     Conditions to Obligations of Each Party to Effect
              the Merger......................................................43
      7.2     Additional Conditions to Obligations of the Company.............44
      7.3     Additional Conditions to the Obligations of Parent
              and Merger Sub..................................................45

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...............................48
      8.1     Termination.....................................................48
      8.2     Effect of Termination...........................................49
      8.3     Amendment.......................................................49
      8.4     Extension; Waiver...............................................49

ARTICLE IX    ESCROW AND INDEMNIFICATION......................................49
      9.1     Escrow Fund.....................................................49
      9.2     Indemnification.................................................49
      9.3     Damage Threshold................................................50
      9.4     Escrow Period...................................................51
      9.5     Claims upon Escrow Fund.........................................51
      9.6     Objections to Claims............................................51
      9.7     Resolution of Conflicts; Arbitration............................52
      9.8     Stockholders' Agent.............................................52
      9.9     Actions of the Stockholders' Agent..............................53
      9.10    Third-Party Claims. ............................................54
      9.11    Earn-Out Fund. .................................................54

ARTICLE X     GENERAL PROVISIONS..............................................54
      10.1    Survival of Representations, Warranties and Agreements..........54
      10.2    Notices.........................................................54
      10.3    Interpretation..................................................56
      10.4    Counterparts....................................................56
      10.5    Entire Agreement; Nonassignability; Parties in Interest.........56
      10.6    Severability....................................................57
      10.7    Remedies Cumulative.............................................57
      10.8    Governing Law...................................................57
      10.9    Rules of Construction...........................................57


                                       iii
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EXHIBITS:

Exhibit A      -   Stockholder Agreement
Exhibit B      -   Exchange Ratios
Exhibit C      -   Earn-Out Calculations
Exhibit D      -   Stock Restriction Agreement
Exhibit E      -   Escrow Agreement
Exhibit F      -   Interim Financing
Exhibit G      -   FIRPTA Notice
Exhibit H      -   Treasury Notice
Exhibit I      -   Company Affiliate Agreement


                                       iv
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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") is made and entered into as of June 15, 2000, by and among Covad Communications Group, Inc., a Delaware corporation ("PARENT"), Covad Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent ("MERGER SUB"), and Big Sur, a Delaware corporation (the "COMPANY").

                                R E C I T A L S :

          WHEREAS, the boards of directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the Merger;

          WHEREAS, pursuant to the Merger, among other things, each outstanding share of capital stock of the Company ("COMPANY CAPITAL STOCK") shall be converted into shares of Parent Common Stock (as defined in Section 4.2 below), in the manner set forth herein;

          WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

          WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of the Company have entered into an agreement in the form attached hereto as EXHIBIT A (the "STOCKHOLDER AGREEMENT") to vote the shares of the Company Capital Stock owned by such person or entity to approve this Agreement and the Merger.

                               A G R E E M E N T :

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                              ARTICLE I                               THE MERGER

          I.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), at the Effective Time (as defined in
Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

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                                                                               2

          I.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as soon as practicable following the satisfaction or waiver of each of the conditions set forth in
Article VII hereof, or at such other time as the parties hereto agree (the "CLOSING DATE"). The Closing shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed by Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective under the Delaware Law being the "EFFECTIVE TIME").

          I.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          I.4 CERTIFICATE OF INCORPORATION; BY-LAWS. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time and as may be amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law.

          I.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          I.6 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company or their subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement in accordance with its terms.


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                                                                               3

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          II.1 TOTAL CONSIDERATION. The number of shares of Parent Common
Stock (as defined in Section 4.2) to be issued (including Parent Common Stock to be reserved for future issuance upon exercise of all outstanding Company Options (as hereafter defined) and Company Warrants (as hereafter defined) assumed by Parent) in exchange for the acquisition by Parent by virtue of the Merger of all outstanding Company Capital Stock and all unexpired and unexercised Company Options and Company Warrants shall be eight million (8,000,000) shares of Parent Common Stock (the "CLOSING SHARES"), reduced as a result of any Dissenting Shares (as hereafter defined), Interim Funding Shares (as defined in Section 6.18) and Closing Fee Shares (as defined in Section 6.14) and subject to reduction for fractional shares, the disposition of which shall be governed by Sections 2.2, 2.3 and 2.5. In addition, a further five million (5,000,000) shares of Parent Common Stock (the "ADDITIONAL SHARES") shall be issued and distributed in accordance with Section 2.7.

          II.2 EFFECT ON CAPITAL STOCK; CONVERSION OF SECURITIES.

          (a) CONVERSION RATIOS. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or the holders of any of the Company's Capital Stock:

               (i) Each share of Series A Preferred (as defined in Section 3.2) of the Company issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to
          Section 2.2(c) and any Dissenting Shares, shall be converted into the right to receive such number of shares of Parent Common Stock as shall be determined in accordance with EXHIBIT B hereto (the "SERIES A CONVERSION RATIO").

               (ii) Each share of Series B Preferred (as defined in Section 3.2) of the Company issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to
          Section 2.2(c) and any Dissenting Shares, shall be converted into the right to receive such number of shares of Parent Common Stock as shall be determined in accordance with EXHIBIT B hereto (the "SERIES B CONVERSION RATIO").

               (iii) Each share of Series C Preferred (as defined in Section 3.2) of the Company issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to
          Section 2.2(c) and any Dissenting Shares, shall be converted into the right to receive such number of shares of Parent Common Stock as shall be determined in accordance with EXHIBIT B hereto (the "SERIES C CONVERSION RATIO").

               (iv) Each share of Company Common Stock (as defined in Section 3.2) issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 2.2(c) and any Dissenting Shares, shall be converted into the right to receive such number of shares of Parent Common Stock as


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                                                                               4

           shall be determined in accordance with EXHIBIT B hereto (the "COMMON STOCK CONVERSION RATIO").

          (b) ADJUSTMENT TO EXCHANGE RATIOS. Each of the Series A Conversion Ratio, the Series B Conversion Ratio, the Series C Conversion Ratio and the Common Stock Conversion Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible or exchangeable into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

          (c) CANCELLATION OF COMPANY CAPITAL STOCK OWNED BY THE COMPANY. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock shall be canceled and extinguished without any conversion thereof.

          (d) OPTIONS. At the Effective Time, the Company Stock Plans (as defined herein), and each outstanding option to purchase shares of Company Capital Stock, whether granted pursuant to a Company Stock Plan or otherwise, whether vested or unvested ("COMPANY OPTION") and each outstanding grant of restricted shares of Company Common Stock ("RESTRICTED STOCK") (all such Company Options and Restricted Stock being set forth on SCHEDULE 3.2 and SCHEDULE 3.31) will be assumed by Parent, pursuant to the terms of the applicable Company Stock Option Plan. Each such Company Option and grant of Restricted Stock so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plans and the applicable stock option agreement or stock purchase agreement immediately prior to the Effective Time (but giving effect to changes in such terms and conditions resulting from the consummation of the Merger), except that (x) such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of the Company Common Stock underlying such assumed Company Option immediately prior to the Effective Time, multiplied by the Common Stock Conversion Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Option was exercisable immediately prior to the Effective Time by the Common Stock Conversion Ratio, rounded up to the nearest whole cent, and (z) each share of Restricted Stock shall be converted into shares of Parent Common Stock pursuant to Section 2.2(a)(iv). Within five (5) business days after the Effective Time, Parent will distribute to each person who appears as a holder of a Company Option listed on
SCHEDULE 3.31 and the Record Schedule (as defined in Section 2.3(b)) a document evidencing the assumption of such Company Option by Parent pursuant to this
Section 2.2(d). For purposes of the Agreement, "COMPANY STOCK PLANS" shall mean the Company 1999 Stock Option/Stock Issuance Plan, Company 1999 Incentive Stock Option Plan, and Company 2000 Stock Incentive Plan.

          (e) WARRANTS. At the Effective Time, all outstanding warrants exercisable for shares of Company Capital Stock (as set forth on SCHEDULE 3.2) ("COMPANY WARRANTS") shall be assumed by Parent and shall be exchangeable for a new warrant to purchase Parent Common Stock having the same terms and subject to the same conditions set forth in the


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                                                                               5

agreement providing for the terms and conditions of the Company
Warrant immediately prior to the Effective Time, except that (i) each such Company Warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Common Stock Conversion Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Common Stock Conversion Ratio, rounded up to the nearest whole cent. Within five (5) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of an outstanding Company Warrant a document evidencing the assumption of such Company Warrant by Parent pursuant to this Section 2.2(e).

          (f) REPURCHASE RIGHTS. All rights which the Company may hold immediately prior to the Effective Time with respect to the repurchase of any Company Warrant or Company Capital Stock (the "REPURCHASE RIGHTS") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent, with respect to the Parent Common Stock issued in exchange for such Company Capital Stock, upon the same terms and conditions in effect immediately prior to the Effective Time, except as shall be adjusted to reflect the Common Stock Conversion Ratio and except as such terms and conditions may be changed as a result of the consummation of the Merger.

          (g) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

          II.3 EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. Parent's transfer agent shall act as exchange agent (the "EXCHANGE AGENT") in the Merger, at Parent's expense. Promptly after the Effective Time, Parent shall deposit with, or cause to be deposited with, the Exchange Agent for the benefit of the holders of shares of the Company's Capital Stock, for exchange in accordance with this ARTICLE II through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock issuable pursuant to Section 2.2 in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Parent Common Stock to be deposited in an escrow fund (the "ESCROW FUND") pursuant to the requirements of ARTICLE IX and (ii) cash in the amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.3(h) (such certificates for shares of Parent Common Stock together with any dividends or distributions with respect thereto and such cash, being hereinafter referred to as the "EXCHANGE FUND").

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                                                                               6

          (b) EXCHANGE PROCEDURES. At or prior to the Closing, the Company shall provide to Parent a schedule of all holders of Company Capital Stock, Company Warrants and Company Options as of the date of the Closing, containing such information in such format as shall be reasonably requested by Parent or the Exchange Agent (the "RECORD SCHEDULE"), and such schedule shall be certified as complete and correct by an authorized officer of the Company. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent and the Company shall agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Parent Common Stock to which that holder is entitled pursuant to Section 2.2, less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article IX hereof, and (y) payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.3(h), and (z) any payments to which such holder may be entitled pursuant to Section 2.3(c), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends (which shall be governed by Section 2.3(c)), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.3(h). As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article IX hereof, Parent shall cause to be deposited with the Escrow Agent (as defined in Section 9.1 hereto) a certificate or certificates representing 800,000 shares (which number shall be adjusted in the same manner as provided for in Section 2.2(b)) of Parent Common Stock issuable in the Merger pursuant to Section 2.2 (the "ESCROW SHARES") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 2.3(b). The Escrow Shares shall be vested shares not subject to any repurchase rights, shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article IX. To the extent not used for such purposes, such shares shall be released, all as provided in
Article IX hereof.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF PARENT COMMON STOCK. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no other part of the merger consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid promptly to the holder, whole shares of Parent Common Stock issued in exchange therefor, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(h) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. No interest shall be paid on the merger consideration.

          (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (e) NO LIABILITY. None of the Exchange Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) DISSENTING SHARES. The provisions of this Section 2.3 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.3 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2 hereof and the amount of cash, if any, to which such holder is entitled pursuant to Sections 2.3(c) and 2.3(h) hereof.

          (g) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY CAPITAL STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) and pursuant to the rights granted in Section 2.7, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and following the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (h) NO FRACTIONAL SHARES. No certificates or scrip evidencing a fraction of a share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any fractional shares remaining after aggregating all such fractional shares of a holder, each holder of Company Capital Stock upon surrender of a Certificate for exchange pursuant to this Section 2.3 shall be paid an amount in cash (without interest), rounded up to the nearest whole cent, equal to the product of (i) such fraction, multiplied by (ii) the closing price of one share of Parent Common Stock on the Nasdaq National Market on the third business day prior to the Closing Date.

          (i) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay, as appropriate, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash in lieu of fractional shares as may be required pursuant to Sections 2.2, 2.3(c) and 2.3(h); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (j) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock twelve (12) months after the deposit thereof by Parent with the Exchange Agent shall be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

          (k) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent.

          II.4 FORM S-4. Parent and the Company shall cooperate in preparing and filing with the SEC, as soon as is reasonably practicable after the date hereof, a registration statement on Form S-4 (the "S-4") and they shall cooperate using commercially reasonable efforts to have the S-4 declared effective by the SEC promptly thereafter. The S-4 shall include a disclosure document for the offer and issuance of the shares of Parent Common Stock issued in respect of the Merger (including the Earn-Out Shares, as defined below) and for the stockholders of the Company to approve the Merger (the "PROSPECTUS AND PROXY STATEMENT") and shall be prepared in accordance with this Section 2.4 and
Section 6.1. Parent and the Company shall use their respective best efforts to cause the S-4 to comply with applicable federal and state securities laws requirements. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, may be required or appropriate for inclusion in the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the S-4. The Company will promptly advise

Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either Target or the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the S-4 in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company shall cause Brobeck, Phleger & Harrison LLP to deliver an opinion supporting the disclosure of the tax matters and tax consequences to the stockholders of the Company as set forth in the S-4. Parent and the Company shall furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable (as determined by the providing party's counsel) for the S-4, the proxy or information statement which forms a part thereof, filings under the Blue Sky laws of any pertinent states, and any other statement or application made by or on behalf of Parent or the Company with respect to such filings.

          II.5 DISSENTERS' RIGHTS. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the merger consideration otherwise applicable to such shares pursuant to Sections 2.2(a), 2.3(b) and 2.7. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Capital Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the merger consideration applicable to such shares pursuant to Sections 2.2(a) and 2.3(b), upon surrender, in the manner provided in Section 2.3, of the certificate or certificates that formerly evidenced such shares of Company Capital Stock, and the right to receive Earn-Out Shares pursuant to Section 2.7.

          II.6 ALTERNATE TRANSACTION STRUCTURES. Parent may at any time change the method of effecting the Merger, including by merging the Company with and into Parent or by merging the Company with and into a direct or indirect wholly owned subsidiary of Parent, and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; PROVIDED, HOWEVER, that such actions shall not (a) alter or change the amount or kind of consideration to be issued to holders of Company Capital Stock as provided for in this Agreement, (b) adversely affect the tax treatment to the Company's stockholders as a result of receiving Parent Common Stock pursuant to
Section 2.2, (c) materially delay the consummation of the transactions contemplated by this Agreement or (d) otherwise materially adversely affect the stockholders of the Company.

          II.7 RIGHTS TO RECEIVE ADDITIONAL SHARES OF PARENT COMMON STOCK.

          (a) ADDITIONAL SHARES. At the Effective Time, Parent shall issue the Additional Shares and shall, as soon as practicable, deliver a certificate or certificates in respect of such shares to the Escrow Agent to be held in a separate and distinct fund (the "EARN-OUT

FUND"). The Additional Shares shall be
held in the Earn-Out Fund until distributed in accordance with this Section 2.7.

          (b) CALCULATION OF EARN-OUT SHARES. For the Surviving Corporation's fiscal year 2001, Parent shall, no later than 15 days following the availability of audited financial statements for such period, prepare and deliver to the Stockholders' Agent (pursuant to Section 2.7(e)) a report (the "REPORT") containing a calculation, in accordance with EXHIBIT C hereto and giving reasonable detail, of the Earn-Out Share Number (as defined in EXHIBIT C hereto), together with a copy of the financial statements from which such calculation is derived. As set forth in EXHIBIT C, the Earn-Out Share Number shall be determined based on the Surviving Corporation's (i) fiscal Year 2001 Revenues, and (ii) its fiscal Year 2001 EBITDA, PROVIDED that (as set forth in EXHIBIT C) if the Surviving Corporation fails to meet the minimum threshold for either Year 2001 Revenues or Year 2001 EBITDA then the Earn-Out Share Number shall be zero (0). Within 30 days after its receipt of the Report, the Stockholder's Agent shall notify Parent in writing whether it disputes the accuracy of the calculation in the Report, setting forth in reasonable detail the reason for such dispute. If the Stockholders' Agent does not so notify Parent, then he shall be deemed to have accepted the Report on behalf of all of the former holders of Company Capital Stock, and the Earn-Out Share Number calculation shall be deemed to be final and binding for purposes of this Agreement. The parties shall use their best efforts to resolve any disagreement within 30 days after the Stockholders' Agent has notified Parent of its dispute of the Earn-Out Share Number calculation. If the parties fail to resolve their dispute following such efforts, the dispute shall be resolved in accordance with
Section 9.7(b) and (c), below.

          (c) DISTRIBUTION PROCEDURES. On the date (the "EARN-OUT DISTRIBUTION DATE") seven days after the date that the Report and the Earn-Out Share Number calculation become final and binding, the Escrow Agent shall distribute in the manner provided in Section 2.7(d) below, a number of Additional Shares (the "EARN-OUT SHARES") equal to: (i) the Earn-Out Share Number, LESS (ii) the Earn-Out Transaction Fee Shares (as defined in Section 6.14), LESS (iii) any fractional shares, PLUS (iv) any Recovered Shares (as defined in Section 2.7(f)); PROVIDED that, if there is any pending claim against the Escrow Fund pursuant to Section 9.5 at the Earn Out Distribution Date, a number of Earn-Out Shares of adequate value (in combination with any amount remaining in the Escrow Fund, and as calculated pursuant to Section 9.5(b)) to satisfy all such pending claims, to a maximum of ten percent (10%) of the Earn-Out Shares, shall be deposited into the Escrow Fund with the Escrow Agent and made available for the satisfaction of any such claim until all such claims are finally satisfied or resolved, and PROVIDED FURTHER that such Earn-Out Shares shall be deemed to have been part of the Escrow Fund from the Effective Time. The Additional Shares remaining after the subtraction of the Earn-Out Shares shall be transferred to Parent. Any fractional shares shall be dealt with in accordance with Section 2.3(h), except that the price of Parent Common Stock pertinent to that section shall be determined as of the third business day preceding the Earn-Out Distribution Date.

          (d) DISTRIBUTION OF EARN-OUT SHARES.

          (i) At the Effective Time, each share of Company Capital Stock held immediately prior to the Effective Time shall represent the right to receive from the Earn-Out Fund (at the Earn-Out Distribution Date, and subject to reduction for fractional shares and deposit in the Escrow Fund in accordance with Section 2.7(c)) a number of Earn-Out Shares calculated in accordance with Section B of EXHIBIT C hereto.

          (ii) At the Effective Time, each Company Option shall represent the right to receive upon the later of (x) the Earn-Out Distribution Date and (y) the date of exercise of the Option, a number of Earn-Out Shares determined according to Section C of EXHIBIT C hereto. After the Earn-Out Distribution Date, if the Option has not yet been exercised, such shares shall be transferred from the Earn-Out Fund to Parent.

          (iii) At the Effective Time, each Company Warrant shall represent the right to receive upon the later of (x) the Earn-Out Distribution Date and (y) the date of exercise of the Warrant, a number of Earn-Out Shares determined according to Section D of EXHIBIT C hereto. After the Earn-Out Distribution Date, if the Warrant has not yet been exercised, such shares shall be transferred from the Earn-Out Fund to Parent.

          (iv) The rights created hereby to receive any number of the Additional Shares (if any) are not assignable, and any purported assignment of any such right is void.

          (e) STOCKHOLDER'S AGENT. The Stockholders' Agent (as defined in
Section 9.8) shall be the same Stockholders' Agent as appointed pursuant to
Article IX of this Agreement, and shall be constituted and appointed as agent for and on behalf of the Company stockholders, option holders and warrant holders to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, the Earn-Out Shares, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by holders of a majority of the shares of Parent Common Stock received pursuant to Section 2.2 of this Agreement, from time to time upon not less than ten (10) days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for services rendered. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company stockholders. The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that it did not act with gross negligence or willful misconduct. The Company stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of the duties hereunder. The Stockholders' Agent shall be a third party beneficiary of the terms of this Section 2.7(e).

          (f) RECOVERED SHARES. Prior to the Earn-Out Distribution Date, the Chief Financial Officer of Parent shall certify to the Escrow Agent the number of shares of Parent Common Stock underlying all Company Options assumed at the Effective Time by Parent, which Company Options are unvested and have, since the Effective Time, become incapable of exercise due to their holder leaving the employ of the Surviving Corporation after the Effective Time ("THE RECOVERED SHARES"). This number of Additional Shares shall be added to the Earn-Out Shares pursuant to Section 2.7(c), and, if there are not sufficient Additional Shares to satisfy this requirement, Parent shall transfer such shares to the Earn-Out Fund prior to on or the Earn-Out Distribution Date.

                           ARTICLE III                      REPRESENTATIONS
     AND WARRANTIES OF THE COMPANY

          In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole.

          In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors, PROVIDED that such persons shall have made reasonable inquiry of those employees of such party and its subsidiaries whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

          The Company represents and warrants to each of Parent and Merger Sub as follows:

          III.1 ORGANIZATION, STANDING AND POWER; SUBSIDIARIES. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. SCHEDULE
3.1 contains a list of each direct or indirect subsidiary of the Company, the jurisdiction of organization of such subsidiary and such subsidiary's authorized and issued capital stock or other ownership interests. The Company and each of its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent a true and correct copy of the Certificate or Articles of Incorporation and By-laws or equivalent organizational documents, as applicable, of the Company and each of its subsidiaries, each as amended to date. The Company is the owner of all outstanding shares of capital stock or other ownership interests of each of its subsidiaries and all such shares and other ownership interests are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock or other ownership interests of each subsidiary are owned by the Company free and clear of all liens, charges, claims, security interests or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other ownership interests of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase or redeem or otherwise acquire any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          III.2 CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists of (i) 22,689,584 shares of Preferred Stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK") consisting of 12,346,941 shares of Series A Preferred Stock (the "SERIES A PREFERRED"), 8,177,040 shares of Series B Preferred Stock (the "SERIES B PREFERRED"), 2,165,603 shares of Series C Preferred Stock (the "SERIES C PREFERRED"), and (ii) 60,000,000 shares of Common Stock, par value $0.01 per share (the "COMPANY COMMON STOCK"). Except for shares of Company Common Stock issued upon the exercise of Company Options or Company Warrants, there are issued and outstanding 12,345,003 shares of Series A Preferred that are convertible into 12,345,003 shares of Company Common Stock, 8,177,040 shares of Series B Preferred that are convertible into 8,177,040 shares of Company Common Stock, 2,165,603 shares of Series C Preferred that are convertible into 2,165,603 shares of Company Common Stock, and 13,173,525 shares of Company Common Stock.

          (b) Except as set forth on SCHEDULE 3.2, there are no other authorized or outstanding shares of Company Capital Stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Company other than (i) pursuant to the exercise of Company Warrants listed on SCHEDULE 3.2, which are exercisable for the number of shares of Company Capital Stock at the exercise prices set forth on SCHEDULE 3.2, and
(ii) pursuant to the exercise of Company Options outstanding under the Company Stock Option Plans (as defined in Section 2.2(d)) and listed on SCHEDULE 3.31.
SCHEDULE 3.2 lists the name, address and stock and warrant holdings of each record holder of Company Capital Stock and Company Warrants.

          (c) Except as set forth on SCHEDULE 3.2, all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens, charges, claims, security interests or encumbrances, other than liens, charges, claims, security interests and encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or By-laws of the Company or any agreement to which Company is a party or by which it is bound. The Company has reserved 22,687,646 shares of Company Common Stock for issuance upon conversion of the shares of Company Preferred Stock. The Company has reserved 360,000 shares of Company Common Stock for issuance to holders of Company Warrants, of which no shares have been issued pursuant to warrant exercises, and 360,000 shares are subject to outstanding, unexercised Company Warrants (43,340 of which would be subject to repurchase rights of the Company if exercised at the date hereof). The Company has reserved 11,815,815 shares of Company Common stock for issuance to holders of options pursuant to the

Company Stock Option Plan, of which 3,443,875 shares have been issued pursuant to option exercises (of which 2,248,792 shares are subject to repurchase rights of the Company) and 5,220,640 shares are subject to outstanding, unexercised Company Options.

          (d) Except for (i) the rights created pursuant to this Agreement, and
(ii) as described on SCHEDULE 3.2 and SCHEDULE 3.31, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as stated on SCHEDULE 3.2 there are no other contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among the Company and any of its stockholders and (ii) to the Company's knowledge, between or among any of the Company's stockholders. The terms of the Company Warrants and the Company Stock Option Plan permit the assumption or substitution of warrants or options, as the case may be, to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Company stockholders, or otherwise. True and complete copies of all agreements and instruments to which the Company is a party relating to the Company Warrants and the Company Stock Plans, the Company Options and Restricted Stock issued thereunder have been delivered to Parent, and such agreements and instruments as so delivered have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms made available to Parent. All outstanding shares of Company Capital Stock and all Company Warrants and Company Options were issued in compliance with all applicable securities laws.

          III.3 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders as contemplated by Sections 3.22, 7.1(a) and 7.3(a). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except for
(i) limitations by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) limitations relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) indemnification provisions contained herein that may be limited by applicable federal or state securities laws, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company, as amended, (ii) any Material Contract (as defined in Section 3.26), or (iii) any lease, license or other agreement or instrument, or any permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except, as to clauses (ii) and (iii) only, where such conflicts, violations, defaults, terminations, cancellations, accelerations or losses would not, individually or in the aggregate, cause a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 3.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "GOVERNMENTAL ENTITY") is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and applicable federal and state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made by the Company, would not have a Material Adverse Effect on the Company or its subsidiaries and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          III.4 FINANCIAL STATEMENTS. The Company has delivered to Parent its audited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the fiscal years ended December 31, 1998 and 1999, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the three-month period ended, March 31, 2000 (collectively, and together with the notes thereto, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from the books and records of accounts of the Company and its subsidiaries and in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") (except that the unaudited financial statements do not have notes thereto and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods indicated and with each other. Except as may be set forth in the notes to the Financial Statements or on
SCHEDULE 3.4, the Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company and its subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments. The Company and its subsidiaries maintain and will continue to maintain an adequate system of internal controls established and administered in accordance with generally accepted accounting principles.

          III.5 ABSENCE OF CERTAIN CHANGES. (a) Since March 31, 2000 (the "COMPANY BALANCE SHEET DATE"), the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, except as expressly contemplated by this Agreement or as set forth in SCHEDULE 3.5, there has not occurred:

               (i) as of the date hereof, any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect to the Company;

               (ii) any acquisition, sale or transfer of any material asset of the Company or its subsid

               (iii) any change in accounting methods or practices by the Company or any revaluation by the Company of any of its, or its subsidiaries' assets;

               (iv) any issuance or sale by the Company of any shares of its capital stock (or any option or right to acquire same, other than Company Options listed on SCHEDULE 3.31 or stock issued upon the exercise of Company Options) or of any other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities) or any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock (other than the repurchase of unvested shares of Company Common Stock issued under the Company Stock Option Plan);

               (v) except as disclosed in SCHEDULE 3.26, any Material Contract entered into by the Company or any of its subsidiaries, or any material amendment or termination of, or default by any of them, or, to the Company's knowledge, any other party thereto, under any Material Contract to which the Company is a party or by which it is bound;

               (vi) any amendment or change to the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries;

               (vii) any (x) increase in or modification of the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any current or former directors or employees in excess of $10,000 individually or $100,000 in the aggregate, (y) grant of severance or termination pay to any current or former director or employee of the Company or any of its subsidiaries or (z) establishment, adoption, entrance into, amendment or termination of any Company Plan;

               (viii) any issuance of notes, bonds or other debt securities;

               (ix) any borrowing of any amount or the incurrence of any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

               (x) any discharge or satisfaction of any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (collectively, a "LIEN") or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

               (xi) any mortgage or pledge of any of its, or its subsidiaries', properties or assets or the incurrence of any Lien, except Liens for current property taxes not yet due and payable;

               (xii) any sale, assignment or transfer of any of its, or its subsidiaries', tangible assets, except in the ordinary course of business, or cancellation of any debts or claims;

               (xiii) any sale, assignment, transfer, license or other disposition, in whole or in part, of its, or its subsidiaries', Intellectual Property except nonmaterial ones in the ordinary course of business;

               (xiv) any extraordinary losses or any waiver of any material rights of value, whether or not in the ordinary course of business or consistent with past practice;

               (xv) any capital expenditures or commitments therefor by the Company or its subsidiaries that aggregate in excess of $500,000, which have not been paid for in cash;

               (xvi) any loans or advances to, guarantees for the benefit of, any direct or indirect investments in, or any capital contributions by the Company or its subsidiaries to any persons in excess of $10,000 in the aggregate, except for loans or advances to officers or employees listed in SCHEDULE 3.16;

               (xvii) any charitable contributions or pledges;

               (xviii) any damage, destruction or casualty loss exceeding in the aggregate $50,000 and not covered by insurance;

               (xix) any direct or indirect investment in or taken steps to incorporate any subsidiary;

               (xxi) any agreement to do any of the things described in the preceding clauses (i) through (xix) other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement;

               (xxii) delay or other change in the manner of payment of accounts payable or other liabilities; or

               (xxiii) any other transaction other than in the ordinary course of business or entered into any other material transaction, whether or not in the ordinary course of business.

          (b) The Company has not at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

          III.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
SCHEDULE 3.6, the Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Consolidated

Balance Sheet dated as of March 31, 2000 (the "COMPANY BALANCE SHEET") included in the Financial Statements, (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under U.S. GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution and performance of this Agreement.

          III.7 LITIGATION. Except as set forth in SCHEDULE 3.7, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation (each an "ACTION") pending or, to the knowledge of the Company, threatened before any agency, court or tribunal, foreign or domestic, against the Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) or any Company Plan (as defined in Section 3.14(a) hereof) or any fiduciary thereof, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries. Except as set forth in SCHEDULE 3.7, there is no judicial, administrative or governmental order (each, an "ORDER") against the Company, or, to the knowledge of the Company or any of its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries. SCHEDULE 3.7 also lists all litigation that the Company or any of its subsidiaries has pending against other parties.

          III.8 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on
SCHEDULE 3.8, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Company any of or its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by any of them.

          III.9 GOVERNMENTAL AUTHORIZATION. Except as set forth in Schedule 3.9, the Company and each of its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's or any of its subsidiaries' business or the holding of any such interest in their properties (the items referenced in clauses (i) and (ii) herein collectively referred to as "COMPANY AUTHORIZATIONS"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

          III.10 TITLE TO PROPERTY. Except as set forth in Schedule 3.10, the Company and each of its subsidiaries has good and marketable title to (or, with respect to leased properties and assets, to its knowledge, valid leasehold interests in) all of its owned properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) as reflected in the Financial Statements, (ii) the lien of current taxes not yet due and payable, and (iii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. All material plants, property and equipment of the Company and each of its subsidiaries that are used in the operations of its business are in good operating condition and repair subject to normal wear and tear. All properties used in the operations of the Company and its subsidiaries are reflected in the Company Balance Sheet to the extent U.S. GAAP require them to be so reflected. SCHEDULE 3.10 also identifies each parcel of real property owned or leased by the Company or any of its subsidiaries.

          III.11 INTELLECTUAL PROPERTY.

          (a) To the Company's knowledge, the Company or its subsidiaries own, license or have other enforceable contractual rights to use all intellectual property, including without limitation, patents, trademarks, trade names, service marks, domain names, trade dress, copyrights, copyrightable works, mask works, hardware, discoveries, databases, systems, networks, documentation, drawings, research and development, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and proprietary information or material ("INTELLECTUAL PROPERTY") that are used in the business of the Company and its subsidiaries as currently conducted.

          (b) SCHEDULE 3.11 lists (i) all issued or registered Intellectual Property and any applications therefor, (ii) all licenses, sublicenses, royalty, consent and other agreements as to which the Company or its subsidiaries is a party or is otherwise bound and which concern Intellectual Property, including any Intellectual Property incorporated or included in any the Company products or services, but excluding Commercial Software. "COMMERCIAL SOFTWARE" means packaged commercially available software which has been licensed to the Company pursuant to standard end-user licenses but is in no way a component of, incorporated in or specifically required to develop or support any of the Company's services, products and business.

          (c) To the Company's knowledge, or that of its subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation (each an "INFRINGEMENT") of any Intellectual Property rights of the Company or its subsidiaries by any third party, including any of their employees or former employees of the Company. Neither Company nor any of its subsidiaries has agreed to indemnify any other person against any charge of Infringement of any Intellectual Property, other than indemnification provisions contained in end-user purchase orders or sales contracts arising in the ordinary course of business.

          (d) To the Company's knowledge, all material Intellectual Property owned or used by the Company and its subsidiaries is valid and subsisting. Neither Company nor any of its subsidiaries has been sued in any Action which involves a claim of Infringement of any third party. To the Company's knowledge, the manufacturing, marketing, licensing or sale of the Company's products and services and operation of its business does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company has not brought any Action for Infringement of Intellectual Property or breach of any agreement involving Intellectual Property against any third party. There are no outstanding or, to the Company's knowledge, imminent Actions or Orders nor, to the Company's knowledge, threatened Actions or Orders that seek to limit or challenge the use, ownership, validity, enforceability or value of any Intellectual Property of the Company, nor, to the Company's knowledge, is there a valid basis for any such Action or Order.

          (e) The Company or its subsidiaries secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company's Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

          (f) The Company has used commercially reasonable efforts to protect and preserve the confidentiality of all of its Intellectual Property that is confidential in nature ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation of material Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation by the Company of material Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. The Company has used commercially reasonable efforts to protect and preserve the integrity and security of its software, systems and networks and the information thereon from any unauthorized use, access or appropriation.

          (g) There are no actions that must be taken by the Company or its subsidiaries within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property right, including the payment of any fees or the filing of any responses or documents needed to obtain, maintain, perfect, preserve or renew any Intellectual Property.

          III.12 ENVIRONMENTAL MATTERS. (a) (i) The Company and its subsidiaries comply and have complied in all material respects with all applicable Environmental Laws, and possess and comply with and have possessed and complied in all material respects with all Environmental Permits; (ii) there are and have been no Materials of Environmental Concern, or other conditions, at any property owned, operated, or otherwise used by the Company or its subsidiaries now or in the past (to the Company's knowledge), or at any other location, in circumstances that would reasonably be expected to result in liability to the Company or its subsidiaries under any Environmental Law or result in costs to the Company or its subsidiaries arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Company or its subsidiaries are, or to their knowledge of the Company will be, named as a party is pending, or to their knowledge are threatened, nor are they the subject of any investigation or the recipient of any request for information in connection with any such proceeding or potential proceeding; (iv) to the knowledge of the Company and its subsidiaries, the foregoing representations and warranties are also true and correct with respect to any entity for which the Company may be liable; and (v) the Company has provided to Parent true and complete copies of all material Environmental Reports in the possession or control of the Company and its subsidiaries.

          (b) For purposes of this Agreement, the terms below shall be defined as follows:

               (i) "ENVIRONMENTAL LAWS" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

               (ii) "ENVIRONMENTAL PERMITS" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

               (iii) "ENVIRONMENTAL REPORT" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Company, or any entity for which it may be liable.

               (iv) "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

          III.13 TAXES. The Company and its subsidiaries and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Company is or has been a member, have properly completed and timely filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves in accordance with generally accepted accounting principles have been reflected in the Financial Statements. The Company's Financial Statements reflect any Taxes of the Company and its subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns other than Taxes arising in the ordinary course of business after the date of the Financial Statements. The Company and its subsidiaries have not, or will not have at the Effective Time, any material liability for unpaid Taxes accruing after the date of their latest Financial Statements except for Taxes incurred in the ordinary course subsequent to March 31, 2000. There is (i) no material claim for Taxes that is a lien against the property of the Company (or any of its subsidiaries) or is being asserted against the Company or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or any of its subsidiaries being conducted by a Tax Authority (as defined below),
(iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company or any of its subsidiaries and currently in effect, and
(iv) no agreement, contract or arrangement to which the Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or
Section 404 of the Code. Neither the Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any of its subsidiaries has filed nor will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company. Neither the Company nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement. Neither the Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither the Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company and its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. The Company has never been a "United States Real Property Holding Corporation" within the meaning of Section 897 of the Code. For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

          III.14 EMPLOYEE BENEFIT PLANS.

          (a SCHEDULE 3.14 contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, under which any current or former employee or director of the Company or its subsidiaries ("COMPANY EMPLOYEES") has any current or future right to benefits or under which the Company or its subsidiaries have any current or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS".

          (b With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under the Company Plans; and (iv) for the two most recent years (A) the Form 5500 and attached schedules and (B) audited financial statements.

               (c (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified, has received a favorable determination opinion, notification or advisory letter as to its qualification, or has a period of time remaining under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to so qualify, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, except as would not be reasonably expected to have a Material Adverse Effect; and (iv) no "reportable event" (as defined in Section 4043 of ERISA) or "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan that would result in liability to the Company or its subsidiaries; and (v) except as required by Section 4980B of the Code or any similar state statute, no Company Plan provides retiree welfare benefits and the Company has no obligations to provide any retiree welfare benefits.

          (d No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and the Company could not have, directly or indirectly, any current or future liability under Title IV of ERISA or Section 412 of the Code (including, without limitation, an obligation to indemnify any person or entity for liability related to a plan subject to Title IV of ERISA or Section 412 of the
Code). No Company Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither the Company nor any member of its Controlled Group (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has any liability or contributes (or has at any time contributed or had an obligation to contribute) to any multiemployer plan.

               (e Except with respect to each Company Employee and each such employee's right or benefit set forth in SCHEDULE 3.14(E), no Company Plan exists that, as a result of the execution of this Agreement or the transaction contemplated by this Agreement, could result in the payment to any Company Employee of any money or other property or could result in the increase, acceleration or provision of any other rights or benefits to any Company

Employee, including without limitation any partial acceleration of the vesting and exercisability of any Company Option or the partial lapse of any restrictions imposed on any Restricted Stock.

          III.15 EMPLOYEE MATTERS. Except as set forth in SCHEDULE 3.15, (1) the Company and its subsidiaries are in compliance in all material respects with all applicable laws, regulations, agreements, contracts and policies relating to employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices; (2) the Company and its subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and the Company and its subsidiaries are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (3) the Company and its subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to any unpaid unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice); (4) as of the date hereof, there are no pending claims against the Company or its subsidiaries under any workers compensation plan or policy or for long-term disability; (5) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or its subsidiaries and any of their respective employees, which controversies have resulted, or could reasonably be expected to result, in an action, suit, complaint, proceeding, claim, arbitration or investigation before or by any governmental agency, administrative agency, court, commission or tribunal, foreign or domestic by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's or its subsidiaries employees; (6) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, and the Company does not know of any activities or proceedings of any labor union in connection with an attempt to organize any such employees; (7) to the Company's knowledge, no employees of the Company or its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its subsidiaries because of the nature of the business conducted by the Company or its subsidiaries or to the use of trade secrets or proprietary information of others; (8) since March 31, 2000, no employee of the Company or its subsidiaries has given notice to the Company or its subsidiaries, and the Company and its subsidiaries are not otherwise aware, that any such employee intends to terminate his or her employment with the Company or its subsidiaries; (9) the Company or its subsidiaries are not party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated; (10) there is no unfair labor practice charge or complaint pending or, to the best knowledge of the Company or any subsidiary, threatened against or otherwise affecting the Company or any subsidiary; (11) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the Company or any subsidiary, and the Company and its subsidiaries have not experienced any such labor controversy within the past five years; (12) no grievance is pending or, to the best knowledge of the Company or any subsidiary, threatened which, if adversely decided, could have a material adverse effect on the Company or any subsidiary;
(13) neither the Company nor any subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices; (14) the Company and its subsidiaries have paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or law;
(15) neither the Company nor any subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any subsidiary of any persons employed by the Company or any subsidiary on or prior to the Closing Date; (16) neither the Company nor any subsidiary have closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has the Company or any subsidiary planned or announced any such action or program for the future; (17) neither the Company nor any subsidiary will, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN") or any state law, affecting in whole of in part any site of employment, facility, operating unit or employee; and (18) the Company and its subsidiaries are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

          III.16 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.16, no officer, director, employee, stockholder of five percent (5%) or more of the Company's common stock or "AFFILIATES" of the Company (within the meaning of Rule 144 of the Securities Act) or any immediate family member of any such individual or any entity in which any such person or individual owns at least a five percent (5%) interest, is a party to any agreement, contract, commitment or transaction with the Company or any subsidiary or has any material interest in any material property used by the Company or any subsidiary; PROVIDED that the following events need not be disclosed: (a) dividends, redemptions, stock purchases and other distributions otherwise permitted under this Agreement, (b) the payment of reasonable fees to directors of the Company who are employees of the Company, (c) any transaction with an officer or member of the board of directors of the Company in the ordinary course of business involving compensation, indemnity, employee benefit arrangements or expense reimbursement,
(d) loans or advances to employees otherwise permitted under this Agreement and
(e) customary employment arrangements and benefit programs on reasonable terms as approved by the board of directors of the Company or a committee thereof.

          III.17 INSURANCE. The Company and its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. There are no material claims pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company or its subsidiary, as applicable, is otherwise in compliance with the terms of such policies and bonds. Neither the Company nor any of its subsidiaries have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          III.18 COMPLIANCE WITH LAWS. The Company and its subsidiary have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Company and its subsidiaries.

          III.19 MINUTE BOOKS. The minute books of the Company and its subsidiaries made available to Parent contain a complete and accurate summary of all meetings or actions by written consent of directors or stockholders since the time of incorporation of the Company and its subsidiaries.

          III.20 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as set forth in SCHEDULE 3.20.

          III.21 STOCKHOLDER AGREEMENT; IRREVOCABLE PROXIES. Holders of more than 51% of the outstanding shares of Company Capital Stock and more than 51% of all such series of the Company Preferred Stock have agreed in writing to vote for approval of the Merger pursuant to voting agreements substantially in the form attached hereto as EXHIBIT A.

          III.22 VOTE REQUIRED. The affirmative vote of the holders of at least
(i) a majority of the outstanding shares of all series of Company Preferred Stock, with each series voting together as a single class and (ii) a majority of the outstanding shares of Company Capital Stock, in each case outstanding on the record date set for the special meeting of the Company stockholders called for the purpose of approving the Merger and related matters (the "COMPANY STOCKHOLDERS' MEETING") (or any written consent in lieu thereof) is the only vote (or consent) of the holders of any Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

          III.23 BOARD APPROVAL. The Board of Directors of the Company has (i) approved and declared the advisability of this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the Company and its stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company approve this Agreement and the Merger.

          III.24 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent on the Effective Date bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with U.S. GAAP and in a manner consistent with prior periods.

          III.25 CUSTOMERS AND SUPPLIERS. Except as provided in SCHEDULE 3.25, no customer which individually accounted for more than 5% of the Company's consolidated gross revenues during the three month period preceding the date hereof, and no supplier of the

Company or any subsidiary during the three month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to the Company or any subsidiary to cancel or otherwise terminate its relationship with the Company or any subsidiary, or has decreased materially its services or supplies to the Company or any subsidiary in the case of any such supplier, or its usage of the services or products of the Company or any subsidiary in the case of such customer, and to the Company's knowledge, no such supplier or customer intends or has threatened to cancel or otherwise terminate its relationship with the Company or any subsidiary or to decrease materially its services or supplies to the Company or any subsidiary or its usage of the services or products of the Company or any subsidiary, as the case may be. Neither the Company nor any subsidiary has knowingly breached, so as to provide a benefit to the Company or any subsidiary that was not intended by the parties thereto, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any of its subsidiaries.

          III.26 MATERIAL CONTRACTS. Except for the contracts described in
SCHEDULE 3.26, (collectively, the "MATERIAL CONTRACTS"), the Company and its subsidiaries are not a party to or bound by any material contract, including without limitation:

               (a   any distributor (other than the standard form), sales,
          advertising, franchise, agency or manufacturer's representative agreement involving payments or receipts of more than $5,000 per month;

               (b   any continuing contract for the purchase of materials,
          supplies, equipment or services involving payments or receipts of more than $5,000 per month;

               (c   any trust indenture, mortgage, promissory note, loan
          agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP, except for capital leases of equipment as set forth in the Financial Statements;

               (d   any contract for capital expenditure in excess of $50,000 in the aggregate;

               (e   any contract limiting the ability of the Company or
          any of its subsidiaries to engage in any line of business or to compete with any other person or entity or within any geographical area or pursuant to which the Company or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers, potential customers or any class of customers;

               (f   any confidentiality, secrecy or non-disclosure
          contract, other than non-disclosure agreements entered into in the normal course of business or in connection with efforts to obtain financing;

               (g   any contract with any person with whom the Company or any of its subsidiaries does not deal at arm's length;

               (h   any material agreement of guarantee, support,
          indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person or entity;

               (i   any contract for the employment of any officer,
          individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or contract relating to loans to officers, directors or Affiliates;

               (j   any contract providing for the advance to any other Person amounts in the aggregate exceeding $25,000;

               (k   any lease or agreement under which the Company or any
          of its subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate monthly rental payments do not exceed $5,000;

               (l   any lease or agreement under which the Company or any
          subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its subsidiaries, under which the aggregate monthly payments do not exceed $5,000 or $60,000 per year;

               (m   any contract or group of related contracts with the
          same party or group of affiliated parties the performance of which involves consideration in excess of $5,000 per month or $60,000 per year;

               (n   except as set forth in SCHEDULE 3.11, any assignment,
          license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property);

               (o any warranty agreement (other than on the standard form) with respect to its services rendered or its products sold or leased;

               (p   any agreement under which it has granted any person any
          registration rights (including, without limitation, demand and piggyback registration rights);

               (q   any material agreement with a term of more than
          eighteen months which is not terminable by the Company or any subsidiary upon less than 30 days notice without penalty;

               (r   any agreement under which the Company or any of its
          subsidiaries receives or provides Internet access, telecommunications services or technical or other support services, involving consideration in excess of $5,000 per month or $60,000 annually; or

               (s   any other agreement which is material to its
          operations and business prospects or involves a consideration in excess of $5,000 per month or $60,000 annually.

True, correct and complete copies of all Material Contracts have been made available to Parent.

          III.27 NO BREACH OF MATERIAL CONTRACTS. The Company and its subsidiaries have performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Except as provided in SCHEDULE 3.27, each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the Company's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract.

          III.28 THIRD PARTY CONSENTS. SCHEDULE 3.28 sets forth every contract of the Company and its subsidiary which, if no consent to the transactions contemplated by this Agreement were obtained, would have a Material Adverse Effect on Parent's ability to operate the business of the Company and its subsidiary in the same manner as such business was operated prior to the Effective Time.

          III.29 YEAR 2000. Except as set forth on SCHEDULE 3.29, there have been no Year 2000 Compliance problems with any of computer hardware, software, databases, automated systems and other computer and telecommunications equipment owned or used by the Company ("SYSTEMS") or any products or services designed, manufactured, distributed or sold by the Company ("PRODUCTS OR SERVICES") that would result in a Material Adverse Effect to the Company. "YEAR 2000 COMPLIANCE" means, with respect to the Systems, Products or Services or other equipment or materials in question, that they can be used before, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis or by interacting or interoperating with third-party software (provided that such third-party software is Year 2000 Compliant), without error relating to the processing, calculating, comparing, sequencing or other use of date-related data.

          III.30 AFFILIATES. SCHEDULE 3.30 to the Company Disclosure Statement sets forth those persons who are, in the Company's reasonable judgment, "AFFILIATES" of the Company within the meaning of Rule 144 of the Securities Act.

          III.31 OUTSTANDING STOCK OPTIONS. SCHEDULE 3.31 sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under all Company Stock Plans, including the number of shares of Company Capital Stock subject to each such Company Option, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option.

          III.32 PROSPECTUS AND PROXY STATEMENT AND S-4. The information with respect to the Company, its officers, directors and affiliates in the proxy statement or consent solicitation to be furnished to the stockholders of the Company that will form part of the S-4 (the "PROSPECTUS

AND PROXY STATEMENT") or in the S-4 will not, (i) in the case of the Prospectus and Proxy Statement, on the date the Prospectus and Proxy Statement is first mailed to the stockholders of the Company or on the date of the stockholders' meeting or effective date of the stockholders' consent in lieu thereof, or (ii) in the case of the S-4, at the time the S-4 becomes effective and at the Effective Time, or as the Prospectus and Proxy Statement and S-4 are then amended and supplemented, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading.

          III.33 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company herein or in any Schedule hereto, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, or with respect to the Company in the Company's Amendment No.2 to Form S-1 Registration Statement provided to Parent (taken as of the date of that Amendment, and except as to the extent that the statements in that Amendment have been superseded by disclosures contained in Schedules to this Agreement), contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                           ARTICLE IV                          REPRESENTATIONS
     AND WARRANTIES OF PARENT

          Parent and Merger Sub represent and warrant to the Company as follows:

          IV.1 ORGANIZATION, STANDING AND POWER. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company true and complete copies of the Certificate of Incorporation and By-laws of each of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

          IV.2 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 190,000,000 shares of Common Stock ("PARENT COMMON STOCK"), $0.001 par value per share, 10,000,000 shares of Class B Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share, of which there were issued and outstanding as of the close of business on March 31, 2000, 148,028,308 shares of Parent Common Stock, 1,594,794 shares of Class B Common Stock and no shares of Preferred Stock. As of March 24, 2000, 17, 744, 288 Shares of Parent Common Stock were subject to outstanding options under the Company's 1997 Stock Plan. As of March 24, 2000, Parent had also reserved 1,500,000 Shares of Parent Common Stock for issuance under its 1998 Stock Purchase Plan. The shares of Parent Common Stock to be issued in the Merger in exchange for Company Capital Stock and upon the exercise of assumed Company Options and Company Warrants (including the

Additional Shares) will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens, charges, claims, security interests or encumbrances and free of preemptive rights or rights of first refusal created by Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which it is bound, other than Parent's right of repurchase with respect to unvested options and restrictions under applicable state and federal securities laws or as contemplated by this Agreement and its exhibits. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, and 1,000 shares of common stock are issued and outstanding and held by Parent.

          IV.3 AUTHORITY. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, other than the approval by Parent's stockholders of an amendment to Parent's Certificate of Incorporation to provide for any increase in its authorized capital stock made necessary or desirable by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing of the S-4 pursuant to Section 2.4, above; (iii) the filing of a Form 8-K with the SEC and National Association of Securities dealers ("NASD") within fifteen (15) days after the Closing Date; (iv) any consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and applicable federal and state securities laws and the securities laws of any foreign country; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made by Parent or Merger Sub, would not have a Material Adverse Effect on Parent or Merger Sub and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          IV.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Parent has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since December 31, 1998 (collectively, the "PARENT SEC DOCUMENTS"). In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents were filed on a timely basis and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. Parent has timely filed with the SEC all required statements, reports and documents required to be filed by it with the SEC on or since December 31, 1998, all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. The financial statements (including the notes thereto) contained in the Parent SEC Documents, have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout the periods indicated. The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and for the periods indicated therein (subject, in the case of any unaudited statements, to normal, recurring year-end adjustments). Except as disclosed in the Parent SEC Documents and any press releases by Parent issued up to and including the date hereof, there has not occurred any event, change or effect that would reasonably be expected to result in a Material Adverse Effect to Parent.

          IV.5 BROKER'S AND FINDERS' FEES. Except as listed on Schedule 4.5, Parent and Merger Sub have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          IV.6 NO PRIOR ACTIVITIES. Except for the obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

          IV.7 PROSPECTUS AND PROXY STATEMENT AND S-4. The information with respect to Parent, its officers, directors and affiliates contained in the Prospectus and Proxy Statement and S-4 will not, (i) in the case of the Prospectus and Proxy Statement, on the date the Prospectus and Proxy Statement is first mailed to the stockholders of the Company or on the date of the stockholders' meeting or effective date of the stockholders' consent in lieu thereof, or (ii) in the case of the S-4, at the time the S-4 becomes effective and at the Effective Time, or as the Prospectus and Proxy Statement and S-4 are then amended and supplemented, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading.

                           ARTICLE V                          CONDUCT PRIOR TO
     THE EFFECTIVE TIME

          V.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to the limitations set forth in Section 5.2, the Company further agrees to pay debts when commercially reasonable and pay Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Parent's consent to the filing of material Tax Returns, if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and use commercially reasonable efforts to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company agrees promptly to notify Parent of any event or occurrence not in the ordinary course of its business, and of any event that could have a Material Adverse Effect on the Company.

          V.2 RESTRICTED CONDUCT OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

               (a   CHARTER DOCUMENTS. Cause or permit any amendments to its
          Certificate of Incorporation or By-laws or other equivalent organizational documents;

               (b   DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay
          any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than any issuance of Company Common Stock upon exercise of outstanding Company Options or Company Warrants) or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

               (c   STOCK OPTION PLANS, ETC. Grant any options or similar
          rights (including grants of Restricted Stock) under its Company Stock Plans or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its Company Stock Plans, or lower the exercise price of such options or authorize cash payments in exchange for any options or other rights granted under any of such plans; PROVIDED, HOWEVER, that, so long as the conditions set forth in Section 7.3(o) are met, the Company shall be permitted to complete the grants of the Company Options that have been committed to be granted between January 1, 2000 and the date hereof but which, as of the date hereof, have not yet been issued (each such Company Option (including the date of grant, the name of the holder, the exercise price, vesting schedule and term of such Option) being set forth on
SCHEDULE 5.2(C) (collectively, the "UNISSUED OPTIONS"));

               (d   MATERIAL CONTRACTS. Enter into any Material Contract or
          commitment which would violate, amend or otherwise modify or waive any of the terms of any of its material contracts, without the reasonable consent of Parent;

               (e   ISSUANCE OF SECURITIES. Issue, deliver or sell or
          authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or pursuant to the exercise of warrants outstanding as of the date of this Agreement and the issuance of options to purchase shares of the Company Common Stock to employees hired after the date hereof or for additional issuances to existing employees with exercise prices not less than the fair market value for Company Common Stock on the date of the option grant; PROVIDED, HOWEVER, that Company shall be permitted to secure a financing commitment or similar arrangement (but not borrow thereunder) in such amount as Company shall deem appropriate for financing to be provided to Company in the event of termination of this Agreement, so long as the costs of securing such financing commitment or similar agreement are borne by the stockholders of the Company in the event that the Merger is consummated.

               (f   INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to the Company Intellectual Property other than pursuant to non-exclusive non-source code licenses in the ordinary course of business consistent with past practice;

               (g   EXCLUSIVE RIGHTS. Enter into or amend any agreements
          pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products, services or technologies;

               (h   DISPOSITIONS. Sell, lease, license or otherwise
          dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for (i) sales, leases or licenses of products in the ordinary course of business consistent with past practice and (ii) sales of obsolete or unused equipment;

               (i   INDEBTEDNESS. Subject to Section 5.4, incur any
          indebtedness for borrowed money in excess of $60,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than indebtedness to Parent; PROVIDED, HOWEVER, that Company shall be permitted to secure a financing commitment or similar arrangement (but not borrow thereunder) in such amount as Company shall deem appropriate for financing to be provided to Company in the event of termination of this Agreement so long as the costs of securing such financing commitment or similar agreement are borne by the stockholders of the Company in the event that the Merger is consummated.

               (j   LEASES. Enter into any operating lease involving payments in excess of $60,000 annually or $5,000 monthly;

               (k   PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in
          an amount in excess of $20,000 in any one case or $60,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, except for the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

               (l   CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice;

               (m   INSURANCE. Materially reduce the amount of any material
          insurance coverage provided by existing insurance policies;

               (n   TERMINATION OR WAIVER. Terminate or waive any right or
          rights which individually or in the aggregate would reasonably be expected to be material in value to the Company, other than in the ordinary course of business;

               (o   EMPLOYEE BENEFIT PLANS; PAY INCREASES. Increase or
          accelerate the compensation, or fringe benefits of any current or former director or employee of the Company or its subsidiaries (expect for increases in salary or wages in the ordinary course of business consistent with past practices, or adopt or amend any employee benefit or stock purchase or option plan (except as expressly contemplated by this Agreement) or pay any special bonus or special remuneration to any employee or director;

               (p   SEVERANCE ARRANGEMENTS. Grant, pay or agree to any
          provisions regarding severance or termination pay to any director, officer or other employee except as provided on SCHEDULE 5.2;

               (q   LAWSUITS. Commence a lawsuit or take any action in
          connection with any existing or threatened lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit or take such action would result in the material impairment of a valuable aspect of its business, the waiver of any right or claim, and/or the violation or lapse of any statute of limitations, statutory or judicial deadline, PROVIDED that it consults with Parent prior to the filing of such a suit or taking of such action, or (iii) for breach of this Agreement or any other agreement between Parent and the Company;

               (r   ACQUISITIONS. Acquire or agree to acquire by merging
          or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

               (s   TAXES. Other than in the ordinary course of business,
          make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (t   REVALUATION. Revalue any of its assets, including without
          limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (u   NOTICES. Fail to give all notices and other information
          required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

               (v   PAYABLES. Delay or otherwise change the manner of payment of accounts payable or other liabilities; or

               (w   OTHER. Take or agree in writing or otherwise to take,
          any of the actions described in Sections 5.2(a) through (v) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

          V.3 NO SOLICITATION. The Company will not permit its officers, directors, employees or other agents to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined herein) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company, or afford access to the properties, books or records of the Company, to any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal. The Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. The Company will promptly notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. As used herein, "TAKEOVER PROPOSAL" shall mean any offer or proposal for, or any indication of interest in, (i) a merger or other business combination involving the Company (other than the Merger), (ii) the acquisition of outstanding shares of the capital stock of the Company, or (iii) the acquisition of a substantial portion of the assets of the Company (other than the sale or disposition of inventory in the ordinary course of the Company's business).

          V.4 ADDITIONAL BRIDGE FINANCING. The Company may seek to obtain additional financing for the Company's operations that would become available in the event that the financing referred to in Section 6.18 became no longer available or became fully utilized prior to the Merger or termination of this Agreement; PROVIDED THAT without the prior consent of Parent the Company may not enter into any agreement with respect to such financing unless (i) no costs or expenses related thereto are incurred by Parent, Merger Sub or the Company and
(ii) the Company incurs no financial or other material obligations prior to the termination of this Agreement. The Company shall keep Parent fully informed regarding any discussions or negotiations relating to such additional financing.

                              ARTICLE VI                          ADDITIONAL
AGREEMENTS

          VI.1 PROSPECTUS AND PROXY STATEMENT. The Company shall mail the Prospectus and Proxy Statement to all holders of Company Capital Stock as soon as practicable after the S-4 shall be declared effective by the SEC. Whenever any event occurs with respect to the Company that is required to be set forth in an amendment or supplement to the Prospectus and Proxy Statement, the Company shall promptly inform Parent of such occurrence and cooperate in mailing to stockholders of the Company such amendment or supplement. The Prospectus and Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Prospectus and Proxy Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion (such approval not to be unreasonably withheld or delayed).

          VI.2 MEETING OF STOCKHOLDERS. The Company shall take all action necessary under the Delaware Law and its Certificate of Incorporation and By-laws to convene a meeting of the stockholders of the Company for the purpose of approving this Agreement and the transactions contemplated hereby or to secure the written consent of its stockholders thereto (referred to as the "COMPANY STOCKHOLDERS MEETING") as soon as practicable after the mailing of the Prospectus and Proxy Statement. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

          VI.3 ACCESS TO INFORMATION.

          (a) The Company shall provide Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties, personnel of the Company as Parent may reasonably request. The Company shall continue to generate internal financial statements in accordance with past practice and shall provide to Parent and its accountants, counsel and other representatives copies of such statements promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of the Company's ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (d) The Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours, during the period prior to the Effective Time, to all of the Company's Tax Returns and other records and work papers relating to Taxes and shall provide to Parent and its representatives, promptly upon request, the (i) the types of Tax Returns being filed by the Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction,
(iv) all material Tax elections filed in each jurisdiction, (v) any deferred intercompany gain with respect to transactions to which the Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

          VI.4 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, each party shall consult with the other party before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby. The Company shall not issue any such press release or make any such statement or disclosure without the prior approval of Parent.

          VI.5 CONSENTS; COOPERATION.

          (a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. The Company shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to federal or state antitrust or fair trade law.

          (b) Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) sixty (60) days after the date of this Agreement or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (c) Notwithstanding anything to the contrary in Section 6.6(a) or (b),
(i) Parent shall not be required to divest any of its or its subsidiaries' businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent or of the Surviving Corporation after the Effective Time and (ii) the Company may not agree to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation without the consent of the Parent.

          VI.6 COMPANY AFFILIATE AGREEMENTS. The Company shall cause to be delivered prior to the Effective Time to Parent a Company Affiliate Agreement (the "COMPANY AFFILIATE AGREEMENTS") in the form attached hereto as EXHIBIT I from all affiliates of the Company listed on SCHEDULE 3.30 and any person who to the knowledge of the Company, may be deemed to have become an affiliate of the Company after the date of this Agreement and prior to the Effective Time. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any affiliate of the Company or
(ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Company Affiliate Agreement, regardless of whether such person has executed a Company Affiliate Agreement and regardless of whether such person's name and address appear on SCHEDULE 3.30 to the Company Disclosure Statement.

          VI.7 STOCK RESTRICTION AGREEMENT. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent at or prior to the Closing from each of the stockholders of the Company an executed Stock Restriction
Agreement (the "STOCK RESTRICTION AGREEMENT") in the form attached hereto as EXHIBIT D.

          VI.8 LEGAL REQUIREMENTS. Each of Parent and the Company shall, and Parent and the Company shall cause their respective subsidiaries to, (i) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, (ii) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

be redelivered to the providing party (whether in the possession of Parent, the Company or any other person permitted by this Agreement to receive such documents and information) and any copies, extracts or other reproductions, in whole or in part, of the same will not be retained.

          VI.14 EXPENSES. (a) Whether or not the Merger is consummated, all costs and expenses incurred by the Parent or the Company in connection with this Agreement and the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; PROVIDED that if the Merger is consummated the merger consideration shall be reduced by the amount of any investment banking, legal and other related merger fees and expenses incurred by the Company ("TRANSACTION FEES").

          (b) On the Closing Date, the Company's Chief Financial Officer shall certify to Parent the amount of Transaction Fees that have been incurred by the Company or become payable by the Company in respect of the consummation of the Merger (including further investment banking fees that have become payable) (the "CLOSING TRANSACTION FEES"). The "CLOSING FEE SHARES" shall be calculated by dividing the Closing Transaction Fees by the closing price of one share of Parent Common Stock on the National Nasdaq Market on the third business day prior to the Closing Date, and deducted from the merger consideration in accordance with Section 2.1 hereof.

          (c) On the Earn-Out Distribution Date, Parent's Chief Financial Officer shall certify to the Stockholders' Agent the amount of Transaction Fees (together with appropriate invoices) that were incurred by the Company prior to the Closing or have become payable by the Company since the Closing Date or are payable in respect of the distribution of the Earn-Out Shares (if any) (the "EARN-OUT TRANSACTION FEES"). The "EARN-OUT TRANSACTION FEE SHARES" shall be calculated by dividing the Earn-Out Transaction Fees by the closing price of one share of Parent Common Stock on the National Nasdaq Market on the third business day prior to the Earn-Out Distribution Date, and deducted from the merger consideration in accordance with Section 2.7 hereof.

          VI.15 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          VI.16 INDEMNIFICATION OF DIRECTORS, OFFICERS, ETC. (a) Parent and the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former employees and agents of the Company (collectively, the "INDEMNIFIED PARTIES"), in each case, against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) permitted or required under applicable law and the Company's Articles of Incorporation and By-Laws in effect at the date hereof. Parent or the

Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section.

          (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (PROVIDED that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous); PROVIDED, HOWEVER, that if the premiums with respect to such insurance exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance, Parent shall be obligated to purchase directors' and officers' liability insurance with the maximum coverage as can be obtained at an annual premium equal to 200% of the annual premiums paid by the Company as of the date hereof.

          VI.17 REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES. From and after the date of this Agreement, each party hereto shall use its best efforts to cause the Merger to qualify, and shall not knowingly take actions or cause actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code.

          VI.18 FUNDING TO BE ARRANGED BY PARENT. Parent agrees until the earlier of: (i) the Effective Time or (ii) the termination of this Agreement, to arrange for loans to be made to the Company on the terms set forth in EXHIBIT F hereto. A number of shares (the "INTERIM FUNDING SHARES") shall be deducted from the merger consideration pursuant to Section 2.1, equal to the sum of (i) any principal outstanding under such loans as at the Effective Time, (ii) any interest paid or payable for the period from the time the loans were incurred until the Effective Time, (iii) any fees or expenses paid or payable by the Company in relation to such loans, divided by the closing price of one share of Parent Common Stock on the National Nasdaq Market on the third business day prior to the Closing Date.

          VI.19 NON-SOLICITATION OF EMPLOYEES. Each of the Company and Parent agrees that neither it nor its subsidiaries will, directly or indirectly, at any time from the date this Agreement is terminated until the date six (6) months from such termination, solicit for employment any employee of the other party (other than as contemplated by this Agreement).

          VI.20 LOAN ACCELERATION. The Company may enter into an agreement, on terms acceptable to Parent, regarding the waiver of rights to accelerate payment of loans made by the Company to employees of the Company in respect of, and secured by, stock of the Company, payable to the Company upon a change of control of the Company resulting from the Merger.

          VI.21 EMPLOYEE BENEFITS. On and after the Closing Date, the employees of the Company who continue their employment with the Surviving Corporation or with Parent shall be entitled to participate in the employee benefit plans and share purchase or other equity programs maintained by the Surviving Corporation or Parent after the Closing Date on a basis, in the aggregate, no less favorable for similarly situated employees at Parent or other subsidiaries owned by Parent, and for the purposes thereof shall be entitled to credit for length of service with the Company.

                          ARTICLE VII                       CONDITIONS TO THE
     MERGER

          VII.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived only in writing signed by all the parties hereto:

               (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved -and adopted by the requisite vote of the Company stockholders under the Delaware Law.

               (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal under applicable law. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

               (c) GOVERNMENTAL APPROVAL. Parent and the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents (including the satisfaction of any applicable waiting period), if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers, consents and waiting periods as may be required under the Securities Act, under state Blue Sky laws, and under the HSR Act.

               (d) S-4. the S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

          VII.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived only in writing signed by the Company:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be as of such date, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

               (b) CERTIFICATE OF PARENT. The Company shall have been provided with a certificate executed on behalf of Parent by its Executive Vice-President and its Chief Financial Officer to the effect set forth in Section 7.2(a).

               (c) NO MATERIAL ADVERSE EFFECTS. There shall not have occurred any Material Adverse Effect on Parent; PROVIDED, HOWEVER, that fluctuations in the market value of the Parent Common Stock shall not be deemed to constitute a Material Adverse Effect on Parent except to the extent accompanied by other demonstrable material adverse effects occurring with respect to Parent's and its subsidiaries' businesses, taken as a whole.

               (d) TAX OPINION. The Company shall have received the opinion of Brobeck, Phleger & Harrison, LLP counsel to the Company to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; PROVIDED that if Brobeck, Phleger & Harrison, LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Simpson Thacher & Bartlett renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation to Brobeck, Phleger & Harrison, LLP or Simpson Thacher & Bartlett as the case may be, to enable them to render such opinion).

          VII.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

               (a) COMPANY STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted (including by written consent) by the holders of at least 90% of the outstanding shares of Company Capital Stock, and holders of no more than 10% of the outstanding shares of Company Capital Stock shall have voted against the Merger or demanded appraisal rights under the Delaware Law (it being understood that the period in which stockholders may demand appraisal rights may not have expired prior to the Closing Date), PROVIDED, HOWEVER, that Parent may not waive this requirement to the extent that it would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

               (b) PARENT STOCKHOLDER APPROVAL. Parent shall have obtained the approval of its stockholders of the increase of its authorized capital stock as provided for in its Proxy Statement for the Annual Meeting to be held on June 30, 2000.

               (c) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are (x) qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects or (y) not then true and correct solely as a result of the taking of actions permitted by this Agreement, which representations and warranties shall be true and correct (but for the taking of permitted actions) on and as of the Closing Date as though such representations and warranties were made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

               (d) CERTIFICATE OF THE COMPANY. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive officer and its Chief Financial Officer to the effect set forth in Section 7.3(c).

               (e) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger as set forth on SCHEDULE 3.28, which consent shall in the case of Lucent Technologies include a waiver of any past defaults (other than defaults in payment).

               (f) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity limiting or restricting Parent's conduct or operation of the business of the Company following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (g) NO MATERIAL ADVERSE CHANGES. After the date hereof, there shall not have occurred any event which has a Material Adverse Effect with respect to the Company, other than any Material Adverse Effect resulting from Parent's failure to comply with Section 6.20.

               (h) FIRPTA CERTIFICATE. The Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT G attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3); and simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
          Section 1.897-2(h)(2) and substantially in the form of EXHIBIT H attached hereto along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

               (i) RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of the Company effective as of the Effective Time, unless otherwise provided in separate employment agreements between such individual and Parent.

               (j) ESCROW AGREEMENT. The Escrow Agreement substantially in the form of EXHIBIT E attached hereto shall have been executed and delivered by all parties other than Parent.

               (k) CERTIFICATES OF GOOD STANDING. The Company shall, prior to the Closing Date, provide Parent a certificate from the Secretary of State of Delaware, and from each other jurisdiction in which the Company or any subsidiary is qualified to do business, as to the Company's or any subsidiary's good standing and payment of all applicable taxes.

               (l) TERMINATION OF STOCKHOLDER AGREEMENTS. All provisions of all agreements among the Company and any of its securityholders or optionholders, or among any Company securityholders or optionholders, providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of Company securities, requiring the Company to obtain the consent or approval of any such securityholders or optionholders prior to taking or failing to take any action (other than the Stockholder Agreements executed pursuant to this Agreement and the Company's Certificate of Incorporation), shall have been terminated effective immediately prior to the Effective Time.

               (m) AFFILIATES. Each person who is an "affiliate" of the Company shall have executed and delivered to Parent an Affiliate Agreement in accordance with Section 6.6 hereof.

               (n) TAX OPINION. Parent shall have received the opinion of Simpson Thacher & Bartlett, counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; PROVIDED that if Simpson Thacher & Bartlett does not render such opinion, this condition shall nonetheless be deemed satisfied if Brobeck, Phleger & Harrison LLP renders such opinion to Parent (it being agreed that the Company and Parent shall each provide reasonable cooperation to Brobeck, Phleger & Harrison LLP or Simpson Thacher & Bartlett as the case may be, to enable them to render such opinion).

               (o) AGREEMENTS RESTRICTING DISPOSITION OF PARENT COMMON STOCK. Stock Restriction Agreements shall have been executed and delivered by
          (i) eighty-five percent (85%) of the persons listed on SCHEDULE 7.3(O), (ii) eighty percent (80%) of the employees of the Company who hold vested stock options at the Closing Date who are listed on
          SCHEDULE 3.31, other than persons listed on SCHEDULE 7.3(o), and (iii) holders of ninety percent (90%) of all the Company Capital Stock held by persons who are not included in either (i) or (ii), above.

               (p) COMPLETION OF GRANT OF 2000 STOCK OPTIONS. The Company shall have obtained executed copies of stock option agreements documenting the Unissued Options from each holder set forth on Schedule 5.2(c), which stock option agreements shall be in a form reasonably acceptable to Parent.

               (q) CERTIFICATION OF TRANSACTION FEES AND EXPENSES. The Chief Financial Officer of the Company shall have certified the amount of Closing Transaction Fees in accordance with Section 6.14.


                            ARTICLE VIII               TERMINATION,
     AMENDMENT AND WAIVER

          VIII.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated:

          (a) by mutual consent duly authorized by the board of directors of Parent and the Company;

          (b) by either Parent or the Company, if the Closing shall not have occurred on or before December 31, 2000 (the "DROP-DEAD DATE"); PROVIDED that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by Parent, if: (i) the Company shall breach in any material respect any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by the Company of written notice of such breach (PROVIDED that the right to terminate this Agreement by Parent under this Section 8.1(c) shall not be available to Parent if Parent is at that time in breach of this Agreement in any material respect); or (ii) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so;

          (d) by the Company, if Parent shall breach in any material respect any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days following receipt by Parent of written notice of such breach (PROVIDED that the right to terminate this Agreement by the Company under this Section 8.1(d) shall not be available to the Company if the Company is at that time in breach of this Agreement in any material respect);

          (e) by Parent if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

          (f) by the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

          VIII.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, stockholders or affiliates, except to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or other agreements set forth in this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.4 (Public Disclosure), Section 6.13 (Confidentiality), this Section 8.2 and
Article X shall remain in full force and effect and survive any termination of this Agreement.

          VIII.3 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; PROVIDED that an amendment made subsequent to adoption of the Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely effect the holders of Company Capital Stock.

          VIII.4 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                      ARTICLE IX                       ESCROW AND
     INDEMNIFICATION

          IX.1 ESCROW FUND. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, an institution selected by Parent with the reasonable consent of the Company, as escrow agent in connection with this Agreement (the "ESCROW AGENT"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement substantially in the form attached hereto as EXHIBIT E. The Escrow Fund shall be available to compensate Parent solely pursuant to the indemnification obligations of the stockholders of the Company.

          IX.2 INDEMNIFICATION. (a) Subject to the limitations set forth in this
Article IX, subsequent to the Closing, the stockholders of the Company will indemnify and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions or causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Parent under existing insurance policies or indemnities from third parties (collectively, "DAMAGES"), arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure Schedules or any exhibit or schedule to this Agreement, (ii) any litigation claim described on SCHEDULE 3.7 to the extent such Damages exceed the amount recorded for that litigation as an accrued expense or liability in the Company Balance Sheet as at March 31, 2000, or (iii) any costs or expenses associated with the Company's proposed initial public offering or preparation for such proposed initial public offering, to the extent such costs or expenses exceed the amount recorded as an accrued expense or liability in respect of that item in the Company Balance Sheet as at March 31, 2000. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. If the Merger is consummated, recovery from the Escrow Fund in accordance with this
Article IX shall be the exclusive remedy under this Agreement for any breach or default in connection with any of the representations, warranties, covenants or agreements set forth in this Agreement or any exhibit or schedule hereto, except in the event of fraud or intentional misrepresentation or in the event of a breach of any of the representations and warranties set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capital Structure) or Section
3.13 (Taxes), PROVIDED that Parent shall first proceed against the Escrow Fund unless or until the Escrow Fund is subject to pending claims in excess of the value of the remaining Escrow Fund, and further that no stockholder of the Company shall be liable to Parent hereunder in an amount in excess of the consideration received by such stockholder pursuant to this Agreement.

          (b) Nothing in this Agreement shall limit the liability (i) of the Company for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Company stockholder in connection with any breach by such stockholder of the Voting Agreement.

          IX.3 DAMAGE THRESHOLD. Notwithstanding the foregoing, Parent may not receive any shares from the Escrow Fund unless and until one or more Officer's Certificates (as defined in Section 9.5 below) identifying Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section 9.5 below and such amount is determined pursuant to this
Article IX to be payable, in which case Parent shall receive shares equal in value to the full amount of Damages; PROVIDED, HOWEVER, (i) that Damages resulting from any inaccuracy, breach or default under the representations and warranties contained in Sections 3.1, 3.2 or 3.13 shall not be subject to the recovery threshold set forth in this sentence, and (ii) that in no event shall Parent receive more than the number of shares of Parent Common Stock originally placed in the Escrow Fund, as adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible or exchangeable into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof. In determining the amount of any Damages resulting from any misrepresentation, breach or default subject to indemnity under this Article IX, any materiality standard contained in the applicable representation, warranty, covenant or agreement shall be disregarded.

          IX.4 ESCROW PERIOD. The Escrow Period shall terminate at the one (1) year anniversary of the Effective Time; PROVIDED, HOWEVER, that such portion of the Escrow Shares necessary to satisfy any unsatisfied claims specified in any Officer's Certificate or Certificates theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period, with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Parent shall deliver to the Escrow Agent a certificate specifying the Effective Time. Any portion of the Escrow Fund for which there is no claim pursuant to this Article IX (net of one half of expenses) shall be distributed promptly by the Escrow Agent to the stockholders of the Company in accordance with each stockholder's percentage of the Escrow Fund as set forth in the Escrow Agreement.

          IX.5 CLAIMS UPON ESCROW FUND.

          (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE")

               (i) stating that, Damages exist in an aggregate amount greater than $100,000; and

               (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.6 and 9.7 below, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

          (b) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued based on the average closing price for Parent Common Stock for the 20 trading days immediately prior to the date that an indemnification claim is made.

          IX.6 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section 9.8 below), and, for a period of thirty (30) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 9.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with Section 9.5 hereof, PROVIDED that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

          IX.7 RESOLUTION OF CONFLICTS; ARBITRATION.


          VI.9 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock in connection with the Merger and the assumption and exercise of the Company Options and Company Warrants. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock in the Merger.

          VI.10 ESCROW AGREEMENT. On or before the Effective Time, the Escrow Agent, the Stockholder' Agent (as defined in Section 9.8 hereto), the Company and Parent shall execute the Escrow Agreement contemplated by Article IX in substantially the form attached hereto as EXHIBIT E ("ESCROW AGREEMENT").

          VI.11 FORM S-8. Parent agrees to file, no later than thirty (30) business days after the Closing, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding Company Options under the Company Stock Plan assumed by Parent, PROVIDED that such Company Options qualify for registration on such Form S-8. The Company agrees that it shall cause to be delivered to Parent prior to the Closing all option documentation relating to the outstanding Company Options, and, in the event such delivery is delayed, Parent's obligation to file the registration statement on Form S-8 shall be commensurately delayed.

          VI.12 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Parent shall file with the NASDAQ Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued as provided in this Agreement.

          VI.13 CONFIDENTIALITY. Each of Parent and the Company will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the providing party or its subsidiaries and furnished to the receiving party in connection with the transactions contemplated in this Agreement. In addition, all such confidential documents and information shall promptly

          (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have twenty (20) days after receipt by the Escrow Agent of an objection by the Stockholders' Agent to respond in a written statement to the objection of the Stockholders' Agent. If after such twenty (20) day period there remains a dispute as to any claims, the Stockholders' Agent and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Escrow Fund in accordance with the terms of such memorandum.

          (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 9.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of the American Arbitration Association. Each party shall bear its own expenses (including attorneys' fees and expenses) incurred in connection with any such arbitration, and the fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Parent, on the one hand, and the Company stockholders, on the other hand.

          IX.8 STOCKHOLDERS' AGENT.

          (a) Prior to the approval and adoption of this Agreement and the Merger by the requisite vote of the Company stockholders, the Company shall nominate a person to be constituted and appointed as agent ("STOCKHOLDERS' AGENT") for and on behalf of the Company stockholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten

(10) days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for services rendered. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company stockholders.

          (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that it did not act with gross negligence or willful misconduct. The Company stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of the duties hereunder.

          (c) The Stockholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, PROVIDED that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          (d) The Stockholders' Agent shall be a third party beneficiary of the terms of this Section 9.8.

          IX.9 ACTIONS OF THE STOCKHOLDERS' AGENT. (a) A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Company stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Company stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

          (b) After the Effective Time, Parent shall make available to the Stockholders' Agent those senior executives of the Company that continue as employees of the Company or Parent to assist the Stockholders' Agent in analyzing and defending against any claims made under this Article IX. Parent shall cause the Company to waive any conflict of interest claim related to the involvement in such analysis or defense by the general counsel or any other lawyer employed at the Company prior to the Effective Time.

          IX.10 THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Company stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right to settle any such claim; PROVIDED, HOWEVER, that Parent may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 9.6 or any other provision of this Article IX to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

          IX.11 EARN-OUT FUND. On the deposit of Earn-Out Shares in the
Escrow Fund pursuant to section 2.7(c), the Escrow Agent shall administer the Escrow Fund in relation to such shares according to this Article IX as though the Earn-Out Shares deposited to escrow were deemed to be available for the satisfaction of claims against the Escrow Fund from the Effective Time, PROVIDED that the Escrow Fund in relation to such shares shall terminate in accordance with Section 2.7 upon the final satisfaction or resolution of all pending claims.

                          ARTICLE X                    GENERAL PROVISIONS

          X.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements of each party hereto shall survive the execution and delivery of this Agreement until the expiration of the Escrow Period, PROVIDED, HOWEVER, that any agreement or covenant set forth in the Agreement which is to be performed after the Closing Date shall survive until fully performed in accordance with this Agreement;

          X.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                 (a)     if to Parent or Merger Sub, to:
                         Covad Communications Group, Inc.
                         4520 Burton Drive
                         Santa Clara, CA 95054
                         Attention:  General Counsel
                         Facsimile:  (408) 987-1111

                         with a copy to:

                         Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, NY  10017
                         Attention:  John W. Carr, Esq.
                         Facsimile: (212) 455-2502

                 (b)     if to the Company prior to the Closing, to:

                         BlueStar Communications Group, Inc.
                         41 Union Street, Suite 900
                         Nashville, TN 37219
                         Attention:  Robert E. Dupuis
                         Facsimile: (615) 346-3875

                         if to the Stockholders' Agent, until otherwise advised:

                         c/ BlueStar Communications Group, Inc.
                         41 Union Street, Suite 900
                         Nashville, TN 37219
                         Attention:  Robert E. Dupuis
                         Facsimile: (615) 346-3875

                         in each case, with a copy to:

                         Brobeck, Phleger & Harrison LLP
                         301 Congress Avenue, Suite 1200
                         Austin, Texas  78701
                         Attention:  Carmelo M. Gordian, Esq.
                         Facsimile:  (512) 477-5813

          By its inclusion herein as a recipient of copies of notices, the parties acknowledge and agree that notwithstanding the fact that Brobeck, Phleger & Harrison LLP represented the Company in connection with the transactions provided for in this Agreement, Brobeck, Phleger & Harrison LLP shall be permitted to represent the holders of Company Capital Stock, including the Stockholders' Agent on their behalf, and their respective heirs, executors, administrators, affiliates, successors and assigns, in connection with any and all matters which may arise out of in connection with this Agreement, the Escrow Agreement or any of the other related agreements.

          X.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available or in the case of the Parent SEC Documents, that such documents were furnished or available on the SEC's website. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          X.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          X.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, including the Company Disclosure Statement: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder except for the stockholders of the Company and as set forth in sections 2.2(a) (Effect on Capital Stock; Conversion of Securities), 2.3(a)-(c) and (e)-(f) and (h)-(i) (Exchange of Certificates), 2.4 (Form S-4), 2.7(a)-(e) (Rights to Receive Additional Shares of Parent Common Stock), 6.16 (Indemnification of Directors, Officers Etc.) and 9.8 (Stockholders Agent); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          X.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          X.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          X.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (other than as provided by Section 9.7), agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

          X.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                               COVAD COMMUNICATIONS GROUP, INC.

                               By:/s/ Robert E. Knowling, Jr.
                                  --------------------------------------
                                  Robert E. Knowling, Jr.
                                  President and Chief Executive Officer




                               COVAD ACQUISITION CORPORATION

                               By:/s/ Robert E. Knowling, Jr.
                                  ---------------------------------------
                                  Robert E. Knowling, Jr.
                                  President and Chief Executive Officer




                               BLUESTAR COMMUNICATIONS GROUP, INC.

                               By:/s/ Robert E. Dupuis
                                  --------------------------------------
                                  Robert E. Dupuis
                                  Chief Executive Officer

                                                                       EXHIBIT A

                              STOCKHOLDER AGREEMENT

          THIS STOCKHOLDER AGREEMENT (this "AGREEMENT") is entered into as of the 15th day of June, 2000 between Covad Communications Group, Inc., a Delaware corporation ("PARENT"), and the undersigned stockholder (the "STOCKHOLDER") of BlueStar Communications Group, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement (as defined below).

                                    RECITALS

          WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger and Reorganization, dated as of June __, 2000 (the "MERGER AGREEMENT"), pursuant to which Covad Acquisition Co., a Delaware corporation and a direct and wholly owned subsidiary of Parent ("MERGER SUB") will be merged with and into the Company (the "MERGER");

          WHEREAS, upon the consummation of the Merger and in connection therewith, the undersigned Stockholder will become the owner of shares of Common Stock of Parent (the "PARENT SHARES");

          WHEREAS, as a condition to the execution and delivery of the Merger Agreement, Parent requires that Stockholder execute and deliver this Stockholder Agreement containing the terms and conditions set forth herein;

          WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to use its best efforts to solicit the proxy of certain stockholders of the Company on behalf of Parent, and to cause certain stockholders of the Company to execute and deliver stockholder agreements to Parent;

          WHEREAS, pursuant to the Merger Agreement, an Escrow Agreement attached thereto as Exhibit E (the "ESCROW AGREEMENT") shall be entered into between the Parent, an escrow agent and an agent ("STOCKHOLDERS' AGENT") of the former stockholders of the Company; and

          WHEREAS, the undersigned Stockholder understands and acknowledges that the Company, Parent and their respective stockholders are entitled to rely on
(x) the truth and accuracy of the undersigned Stockholder's representations contained herein and (y) the undersigned Stockholder's performance of the obligations set forth herein.

          NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Agreement, it is hereby agreed as follows:

                              STOCKHOLDER AGREEMENT

          1. SHARE OWNERSHIP AND AGREEMENT TO RETAIN SHARES.

          1.1 TRANSFER AND ENCUMBRANCE.

          (a) Stockholder is the beneficial owner of that number of shares of Company Capital Stock set forth on the signature page hereto (the "SHARES") and, except as otherwise set forth on the signature page hereto, (A) has held such Company Capital Stock at all times since the date set forth on such signature page, and (B) did not acquire any shares of Company Capital Stock in contemplation of the Merger. These Shares constitute the Stockholder's entire interest in the outstanding capital stock of the Company. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire such Shares of Company Capital Stock or any portion of such Shares of Company Capital Stock (except, with respect to stockholders which are (i) partnerships, partners of such stockholders, (ii) limited liability companies, the members of such stockholders and (iii) trusts, the beneficiaries of such stockholders). The Shares are and will be at all times until the Expiration Date (as defined below) free and clear of any liens, claims, options, charges or other encumbrances. The Stockholder's principal residence or place of business is set forth on the signature page hereto.

          (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless the transferee agrees in writing to be bound by the terms hereof. As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) the Effective Time of the Merger, and (ii) termination of the Merger Agreement.

          1.2 NEW SHARES. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

          2. AGREEMENT TO VOTE SHARES. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the Merger and any matter that could reasonably be expected to facilitate the Merger.

          3. IRREVOCABLE PROXY. Stockholder has delivered to Parent a duly executed proxy in the form attached hereto as ANNEX A (the "PROXY") with respect to each and every meeting of stockholders of the Company prior to the Expiration Date or action or approval by written resolution of stockholders of the Company, such Proxy to cover the total number of

                              STOCKHOLDER AGREEMENT

Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all prior proxies given by the Stockholder with respect to the subject matter contemplated by Section 2 and agrees not to grant any subsequent proxies with respect to such subject matter until after the Expiration Date.

          4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Parent as follows:

          (a) The undersigned Stockholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Parent Shares or any part thereof.

          (b) Until the Expiration Date, the Stockholder will not (and will use such Stockholder's reasonable best efforts (subject to any fiduciary duties as an officer or director of the Company, if any) to cause the Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Stockholder or them, not
to): (i) initiate or solicit, directly or indirectly, any proposal, plan of offer to acquire all or any substantial part of the business or properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate the Company or otherwise distribute to the Stockholders of the Company all or any substantial part of the business, properties or capital stock of the Company (each, an "ACQUISITION PROPOSAL");
(ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning the Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, or any associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

          (c) Stockholder understands that pursuant to the Merger Agreement, Parent and Stockholder's Agent shall enter into the Escrow Agreement and that Stockholder shall be bound by the provisions of the Escrow Agreement in the form attached as an exhibit to the Merger Agreement and Article IX of the Merger Agreement ("ARTICLE IX"); and as such, Stockholder agrees to appoint a Stockholder's Agent prior to the closing and further agrees to be bound by the terms of the Escrow Agreement and Article IX.

                              STOCKHOLDER AGREEMENT

          (d) Stockholder agrees that for a period of one year after the date hereof, Stockholder will not encourage or solicit any employee of the Company as of the date of this Agreement to leave the Company (or Parent after consummation of the Merger) for any reason or to accept employment with any other company. As part of this restriction, Stockholder will not interview or provide any input to any third party regarding any such person during the period in question.

          5. TAX COVENANTS.

          5.1 The Stockholder and Parent agree as follows: to the extent any payment or benefit to which such Stockholder becomes entitled in connection with the Merger is determined by Parent's independent auditors within ninety (90) days of the event that triggers an excess parachute payment to constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such Stockholder shall pay to the Internal Revenue Service on or before April 15th of the year following the year in which such excess parachute payment occurred the excise tax imposed under Section 4999 of the Internal Revenue Code upon that excess parachute payment and shall provide to Parent appropriate proof of such payment. If Stockholder submits in writing at least 45 (forty-five) days prior to April 15 an excess parachute payment calculation prepared by one of the "Big Five" accounting firms, at Stockholder's expense, which indicates an excess parachute payment that is at least 5% less than the excess parachute payment determined by Parent's independent auditors, then the two accounting firms shall select a third of the "Big Five" accounting firms to make a final determination of the excess parachute payment, and such determination shall be binding on all parties. Stockholder and Parent shall share equally in the costs of the third accounting firm. Parent shall issue a Form W-2 for the amount of such excess parachute payment no later than January 31st of the year following the year in which such excess parachute payment occurred.

          6. ADDITIONAL DOCUMENTS; PRIOR AGREEMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement. Stockholder also agrees that all the shares of Parent Common Stock issued in the Merger shall be deemed to satisfy all rights pertaining to Company Capital Stock and any other rights or agreements relating thereto shall be of no further force or effect, except as expressly provided for in the Merger Agreement.

          7. CONSENT AND WAIVER; TERMINATION OF EXISTING REGISTRATION RIGHTS AGREEMENT. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have. Effective immediately upon the Effective Time of the Merger, any registration rights that the Stockholder may have prior to the Effective Time will be waived and terminated.

          8. CONFIDENTIALITY. Stockholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence, and (ii) not to divulge any such information to any third person, until such time as the Merger has been publicly disclosed by Parent.

                              STOCKHOLDER AGREEMENT
          9. MISCELLANEOUS.

          9.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a stockholder of the Company only with respect to the specific matters set forth herein.

          9.3 AMENDMENT AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

          9.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and the Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

          9.5 NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Voting Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

          (a) If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

          (b) If to Parent:

            Covad Communications Group, Inc.
            4520 Burton Drive
            Santa Clara, CA 95054
            Attention: General Counsel

                              STOCKHOLDER AGREEMENT

            Facsimile No.: (408) 844-7680

            WITH A COPY TO:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017
            Attention:  John W. Carr, Esq.
            Facsimile No.: (212) 455-2502

or to such other address as any party hereto may designate for itself by notice given as herein provided.

          9.6 GOVERNING LAW. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

          9.7 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          9.8 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          9.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                              STOCKHOLDER AGREEMENT

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COVAD COMMUNICATIONS GROUP, INC.          STOCKHOLDER


By:                                       /s/ STEVEN F. FOSTER
   ----------------------------           -----------------------------------
                                           (Signature)

Name:                                     Crosspoint Venture Partners LS 1999
     -------------------------            -----------------------------------
                                            (Print Name)

Title:
      ------------------------            -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                           (Print Telephone Number)

                                          -----------------------------------
                                          (Social Security or Tax I.D. Number)


Total Number of Shares of Company Capital Stock owned on the date hereof:

Class A Preferred Stock:
                                    --------------------------

Class B Preferred Stock:            1,314,636
                                    --------------------------

Class C Preferred Stock:            573,248
                                    --------------------------

Company Common Stock:
                                    --------------------------

State of Residence:
                                    --------------------------


                    [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

                              STOCKHOLDER AGREEMENT

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COVAD COMMUNICATIONS GROUP, INC.          STOCKHOLDER


By:                                       /s/ ROBERT E. DUPUIS
   ----------------------------           -----------------------------------
                                           (Signature)

Name:                                     Robert E. Dupuis
     -------------------------            -----------------------------------
                                            (Print Name)

Title:
      ------------------------            -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                           (Print Telephone Number)

                                          -----------------------------------
                                          (Social Security or Tax I.D. Number)


Total Number of Shares of Company Capital Stock owned on the date hereof:

Class A Preferred Stock:
                                    --------------------------

Class B Preferred Stock:
                                    --------------------------

Class C Preferred Stock:
                                    --------------------------

Company Common Stock:               1,000,000
                                    --------------------------

State of Residence:
                                    --------------------------


                    [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

                              STOCKHOLDER AGREEMENT

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COVAD COMMUNICATIONS GROUP, INC.          STOCKHOLDER


By:                                       /s/ LARRY GRAFSTEIN
   ----------------------------           -----------------------------------
                                           (Signature)

Name:                                     Laurence Grafstein, Managing Director
     -------------------------            -----------------------------------
                                            (Print Name)

Title:
      ------------------------            -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                           (Print Telephone Number)

                                          -----------------------------------
                                          (Social Security or Tax I.D. Number)


Total Number of Shares of Company Capital Stock owned on the date hereof:

Class A Preferred Stock:
                                    --------------------------

Class B Preferred Stock:            2,629,272
                                    --------------------------

Class C Preferred Stock:
                                    --------------------------

Company Common Stock:
                                    --------------------------

State of Residence:
                                    --------------------------


                    [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

                              STOCKHOLDER AGREEMENT

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COVAD COMMUNICATIONS GROUP, INC.          STOCKHOLDER


By:                                       /s/ STEVEN F. FOSTER
   ----------------------------           -----------------------------------
                                           (Signature)

Name:                                     Crosspoint Venture Partners 1997
     -------------------------            -----------------------------------
                                            (Print Name)

Title:
      ------------------------            -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                           (Print Telephone Number)

                                          -----------------------------------
                                          (Social Security or Tax I.D. Number)


Total Number of Shares of Company Capital Stock owned on the date hereof:

Class A Preferred Stock:            11,020,410
                                    --------------------------

Class B Preferred Stock:            1,552,273
                                    --------------------------

Class C Preferred Stock:
                                    --------------------------

Company Common Stock:
                                    --------------------------

State of Residence:
                                    --------------------------


                    [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

                              STOCKHOLDER AGREEMENT

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COVAD COMMUNICATIONS GROUP, INC.          STOCKHOLDER


By:                                       FREDJOSEPH GOLDNER
   ----------------------------           -----------------------------------
                                           (Signature)

Name:                                     Fredjoseph Goldner
     -------------------------            -----------------------------------
                                            (Print Name)

Title:
      ------------------------            -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                            (Print Address)

                                          -----------------------------------
                                           (Print Telephone Number)

                                          -----------------------------------
                                          (Social Security or Tax I.D. Number)


Total Number of Shares of Company Capital Stock owned on the date hereof:

Class A Preferred Stock:
                                    --------------------------

Class B Preferred Stock:
                                    --------------------------

Class C Preferred Stock:
                                    --------------------------

Company Common Stock:               3,026,978
                                    --------------------------

State of Residence:
                                    --------------------------


                    [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

                              STOCKHOLDER AGREEMENT

                                               ANNEX  A TO STOCKHOLDER AGREEMENT

                                IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                      BLUE STAR COMMUNICATIONS GROUP, INC.

          Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement (as defined below).

          The undersigned stockholder of BlueStar Communications Group, Inc., a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by Delaware Law) appoints the members of the Board of Directors of Covad Communications Group, Inc., a Delaware corporation ("PARENT"), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent that the undersigned is entitled to do so) with respect to all the shares of capital stock of the Company that now are or hereafter may be owned of record by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

          This Irrevocable Proxy is irrevocable (to the extent permitted by Delaware Law), is coupled with an interest, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization between the Company and Parent (the "MERGER AGREEMENT"), which agreement provides for the merger of Covad Acquisition Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Parent ("MERGER SUB") with and into the Company (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

          The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Delaware Law), at every annual, special or adjourned

                              STOCKHOLDER AGREEMENT

meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (a) in favor of approval of the Merger and the Merger Agreement and (b) in favor of any matter that could reasonably be expected to facilitate the Merger.

          The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

          All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

          The Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:________________, 2000

                                   ------------------------------------------
                                   (Signature of Stockholder)

                                   ------------------------------------------
                                   (Print Name of Stockholder)

                                    Shares owned of record:

                                    ______ shares of Class A Preferred Stock

                                    ______ shares of Class B Preferred Stock

                                    ______ shares of Class C Preferred Stock

                                    ______ shares of Common Stock













                      [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                           STOCK RESTRICTION AGREEMENT

                  AGREEMENT dated as of ________________, among Covad Communications Group, a Delaware corporation ("PARENT") and the parties listed on Schedule A hereto (collectively, the "STOCKHOLDERS").

                                   BACKGROUND

                  WHEREAS, Parent, Covad Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("MERGER SUB") and BlueStar Communications Group, Inc., a Delaware corporation (the "COMPANY") have entered into an Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), dated as of June 15, 2000, pursuant to which Merger Sub will be merged into the Company and shares of capital stock of the Company will be converted into the right to receive shares of the Common Stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK");

                  WHEREAS, pursuant to the Merger Agreement Parent has agreed to assume certain options to purchase shares in the Company ("COMPANY OPTIONS");

                  WHEREAS, Parent and the Stockholders desire to establish in this Agreement certain terms and conditions concerning, among other things, the disposition of Parent Common Stock.

                  In consideration of the mutual covenants and agreements herein contained, the parties to this Agreement hereby agree as follows:

                                    AGREEMENT

                    ARTICLE 1: REPRESENTATIONS AND WARRANTIES

                  1.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

                  (1) AUTHORITY; ENFORCEABILITY. Such Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms.

                                                     STOCK RESTRICTION AGREEMENT

                  (2) NO CONFLICTS. Except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the "HSR ACT"), the applicable requirements of the Securities Act and the Exchange Act, and the applicable requirements of state securities, blue sky or takeover or other corporate laws, (A) no filing with, and no permit, authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality or any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by it of the transactions contemplated hereby, and (B) the execution and delivery of this Agreement by such Stockholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by such Stockholder will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of such Stockholder (if the Stockholder is not a natural person) or any other agreement to which such Stockholder is a party, including any voting agreement, Stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to its property or assets.

                  (3) OWNERSHIP, ETC. OF SHARES. Such Stockholder is the beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name under the Column "Owned Shares" on Schedule A (collectively, the "OWNED SHARES"). Such Stockholder has good and marketable title to its Owned Shares, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of its Owned Shares (other than under this Agreement). On the date hereof, the Owned Shares constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Stockholder. Such Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule A, as applicable. Such Stockholder has sole power of disposition with respect to all of its Owned Shares and sole voting power with respect to the matters set forth in Section 1.1(a) and sole power to demand dissenter's or appraisal rights, in each case with respect to all of its Owned Shares, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. None of such Owned Shares is subject to any voting trust, stockholders agreement or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Owned Shares, except as contemplated by this Agreement and the Merger Agreement.

                        ARTICLE 2: TRANSFER RESTRICTIONS

                  2.1 TRANSFER RESTRICTIONS. (a) Each Stockholder hereby agrees during the Restricted Period (as herein defined) not to (i) directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of its Restricted Securities (as herein defined) to any person other than pursuant to the terms of the Merger Agreement or this Agreement, (ii) enter into any voting arrangement or understanding other than under this Agreement or pursuant to the Merger Agreement, whether by proxy, voting agreement or otherwise, with respect to any of its Restricted Securities, or (iii) take any action that would make any of its representations or

                                                     STOCK RESTRICTION AGREEMENT

warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Stockholder from performing any of its obligations under this Agreement.

                  (b) For the purposes of this Section 2.1, (i) the "RESTRICTED PERIOD" shall mean (x) for those persons listed on Schedule B hereto, a period of 12 months from the Effective Time, or (y) for all other Stockholders, a period of 6 months from the Effective Time, PROVIDED that the Restricted Period shall terminate upon any Change in Control; (ii) "RESTRICTED SECURITIES" shall include (w) each Owned Share, (x) each share of Parent Common Stock into which such Owned Shares may be converted pursuant to the Merger Agreement, (y) each Company Option, and (z) each share of Parent Common Stock obtained on the exercise of a Company Option, held by the Stockholder (each, an "OPTION SHARE").

                  2.2 LEGEND. If, at any time prior to the termination of this Agreement, shares of Parent Common Stock are issued in certificate form to Stockholders in respect of Restricted Securities or, if applicable, issued upon the exercise of the Accelerated Portion (as defined below) of Company Options, then each certificate representing such securities shall bear the following legend on the face thereof:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK RESTRICTION AGREEMENT DATED AS OF __________, 2000 AMONG COVAD COMMUNICATIONS GROUP, INC. AND THE LISTED STOCKHOLDERS THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF COVAD COMMUNICATIONS GROUP, INC. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCK RESTRICTION AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCK RESTRICTION AGREEMENT."

                               ARTICLE 3: OPTIONS

                  3.1 PARENT'S OPTION TO REPURCHASE SHARES AND OPTIONS OF MANAGEMENT STOCKHOLDER. (a) If, during the term of this Agreement, (x) Parent, the Company or the Surviving Corporation, or any of their subsidiaries, as applicable, terminate an Employee's (as herein defined) employment for Misconduct (as herein defined), or (y) an Employee voluntarily terminates his or her employment for any reason, then Parent (or its designated assignee) shall have the right, for a period of 90 days after termination of the Employee's employment, to purchase:

                                   (i) all or any portion of the Accelerated
                  Options (as hereinafter defined), at a purchase price equal to $0.01 for each share of Parent Common Stock subject to the Accelerated Options; and

                                   (ii) all or any portion of the Accelerated
                  Option Shares (as hereinafter defined) then held by the Employee, at a per share purchase price equal to the

                                                     STOCK RESTRICTION AGREEMENT

                  per share purchase price paid by the Employee upon exercise of the applicable Accelerated Option.

                    (b) The completion of the purchases pursuant to this Article 3 shall take place at the principal office of Parent on the tenth business day after the giving of notice.

                    (c) In determining the purchase price, appropriate adjustments shall be made for any share dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding Parent Common Stock shares in order to maintain, as nearly as practicable, the intended operation of the provisions of this Article 3.

                    (d) Notwithstanding anything in Section 3.1(a) to the contrary, if there exists and is continuing a default or an event of default on the part of Parent under any loan, guarantee or other agreement under which Parent has borrowed money or if the repurchase referred to in Section 3.1(a) would result in a default or an event of default on the part of Parent under any such agreement or if a repurchase would not be permitted under the Delaware General Corporation Law (the "DGCL") or would otherwise violate the DGCL (or if Parent reincorporates in another state, the business corporation law of such state) (each such occurrence being an "EVENT"), Parent shall not be obligated to repurchase any of the Accelerated Portion from the Employee, until the first business day which is 10 calendar days after all of the foregoing Events have ceased to exist; PROVIDED, HOWEVER, that (i) the number of shares of Stock subject to repurchase under this Section 3.1(c) shall be that number of Accelerated Option Shares, and (ii) in the case of a repurchase pursuant to
Section 3.1(a)(i), the number of Accelerated Options shall be the number of Accelerated Options, specified in the notice given by Parent to the Employee of its intent to exercise its rights pursuant to Section 3.1(a) (the "NOTICE"), and held by the Employee, at the time of delivery of such Notice. All Accelerated Options exercisable as of the date Parent provides the Notice shall continue to be exercisable until the repurchase of such Options pursuant to such Notice, provided that to the extent any Accelerated Options are exercised after the date of such Notice, the number of Accelerated Option Shares, for purposes of calculating the purchase price pursuant to Section 3.1(a)(ii) shall be reduced accordingly.

                  3.2 VESTING OF OPTIONS OR RELEASE OF SHARES NOT ACCELERATED DUE TO DISMISSAL FOR MISCONDUCT OR VOLUNTARY DEPARTURE. If, during the term of this Agreement, (x) Parent, the Company or the Surviving Corporation (as applicable) terminates an Employee for Misconduct (as herein defined), or (y) an Employee voluntarily terminates his or her employment for any reason, (i) there shall be no accelerated vesting of any of that Employee's Company Options, notwithstanding any other option or employment agreement or stock option plan which would otherwise entitle the Employee to such accelerated vesting, and each Employee hereby waives any right to any such acceleration in any such circumstances, and (ii) there shall be no accelerated release of, or release from repurchase rights in respect of, any of that Employee's Parent Common Stock or any other equity of the Company or the Surviving Corporation or any of their subsidiaries held by the Employee, pursuant to any stock purchase or employment agreement or Company Stock Plan which would otherwise entitle the Employee to such an accelerated release, and each Employee hereby waives any right to any such acceleration in any such circumstances.

                                                     STOCK RESTRICTION AGREEMENT

                  3.3 TERMINATION ON CHANGE IN CONTROL. Sections 3.1 and 3.2 shall terminate in the event of a Change in Control.

                  3.4  DEFINITIONS. For the purposes of this Article 3,

                  "ACCELERATED OPTIONS" shall mean, with respect to any Company Option, the portion of such Option that shall have become exercisable, as of the Effective Date, as a result of the consummation of the Merger pursuant to the terms of the Company Stock Plan, but which, as of the date Parent exercises its rights pursuant to Section 3.1 of this Agreement, the Management Stockholder has not yet exercised.

                  "ACCELERATED OPTION SHARES" shall mean any Option Shares acquired by the Management Stockholder pursuant to the exercise of an Accelerated Option.

                  "ACCELERATED PORTION" shall mean, collectively, the Accelerated Options and the Accelerated Option Shares.

                  "MANAGEMENT STOCKHOLDER" shall mean each of the persons designated as such in Schedule B hereto who are also listed on Schedule A hereto.

                  "MISCONDUCT" shall mean, with respect to any Stockholder who is an employee of Parent, the Company or the Surviving Corporation (each, an "EMPLOYEE"), (i) the commission of any act of fraud, embezzlement or dishonesty by the Employee, (ii) any unauthorized use or disclosure by such person of confidential information or trade secrets of Parent, the Company or the Surviving Corporation (or any parent or subsidiary thereof), (iii) any intentional wrongdoing by such person, whether by omission or commission, which adversely affects the business or affairs of Parent, the Company or the Surviving Corporation (or any parent or subsidiary thereof) in a material manner, or (iv) the failure of the Employee to substantially perform his or her duties and responsibilities, after Notice and the Cure Period, in the good faith determination of the Employee's Supervisor. Reasons for such termination shall be set forth in the Termination Notice. For purposes of this definition, "NOTICE" shall mean thirty (30) days' prior written notice to the Employee from the Employee's Supervisor of such Supervisor's determination of the Employee's failure to substantially perform his or her duties, specifying the basis for such determination and the particulars thereof, "CURE PERIOD" means the thirty (30) day period immediately following the date the Employee receives the Notice, during which time the Employee shall have the opportunity to cure or otherwise resolve the behavior in question, "SUPERVISOR" means the person or committee directly responsible, pursuant to the Corporation's rules, by-laws, policies, practices and/or procedures, for supervising, providing orders and directions to the Employee, and for making all related decisions regarding the termination of the employment of the Employee, and "TERMINATION NOTICE" shall mean written notice, delivered to the Employee following the Cure Period, which sets forth the basis on which the Supervisor is, in his, her or its good faith determination, terminating the employment of the Employee. The foregoing shall not in any way limit the grounds for the dismissal or discharge of any person in the service of Parent, the Company or the Surviving Corporation (or any parent or subsidiary thereof).

                                                     STOCK RESTRICTION AGREEMENT

                              ARTICLE 4: COVENANTS

                  4.1 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the other parties to this Agreement may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                            ARTICLE 5: MISCELLANEOUS

                  5.1 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

                  5.2 TERMINATION. This Agreement will terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the first anniversary of the Effective Time of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

                  5.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, including any written or oral agreement or understanding, among or between the parties with respect to the subject matter hereof.

                  5.4 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto whose rights or obligations are affected by such amendment. Without limiting the generality of the foregoing, this Agreement may be amended to add to or subtract from the list of Stockholders and/or to modify the treatment of Stockholders' holdings as set forth on Schedule A, and such amendment need only be executed by Parent and those Stockholders who are being added to or subtracted from the list of Stockholders or the treatment of whose holdings is being modified as set forth on Schedule A.

                  5.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                                     STOCK RESTRICTION AGREEMENT

                  if to Parent or Merger Sub:

                           Covad Communications Group, Inc.
                           4520 Burton Drive
                           Santa Clara, CA 95054
                           Attention: General Counsel
                           Facsimile: (408) 987

                           WITH A COPY TO:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention: John W. Carr, Esq.
                           Facsimile: (212) 455-2502

                  if to the Company:

                           BlueStar Communications Group, Inc.
                           41 Union Street, Suite 900
                           Nashville, TN 37219
                           Attention: Robert E. Dupuis
                           Facsimile: (615) 346 - 3875

                           WITH A COPY TO:

                           Brobeck, Phleger & Harrison LLP
                           301 Congress Avenue, Suite 1200
                           Austin, Texas  78701
                           Attention:  Carmelo M. Gordian, Esq.
                           Facsimile:  (512) 477-5813

                  if to the Stockholders:

                           c/o BlueStar Communications Group, Inc.

                           BlueStar Communications Group, Inc.
                           41 Union Street, Suite 900
                           Nashville, TN 37219
                           Attention:  Robert E. Dupuis
                           Facsimile: (615) 346-3875

                                                     STOCK RESTRICTION AGREEMENT

                           WITH A COPY TO:

                           Brobeck, Phleger & Harrison LLP
                           301 Congress Avenue, Suite 1200
                           Austin, Texas  78701
                           Attention:  Carmelo M. Gordian, Esq.
                           Facsimile:  (512) 477-5813

                  5.6 INTERPRETATION. (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                    (b) Unless otherwise defined, all capitalized terms used herein are to be interpreted as defined in the Merger Agreement.

                  5.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

                  5.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  5.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

                  5.10 NO TERMINATION OR CLOSURE OF TRUSTS. Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Stockholders and remain subject in all respects to the terms of this Agreement, the Stockholders who are trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the termination of this Agreement.

                  5.11 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.

                  5.12 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                                                     STOCK RESTRICTION AGREEMENT

                  5.13 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                 5.14 DEFINITIONS; CONSTRUCTION. For purposes of this Agreement:

                         (1) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

                         (b) "CHANGE IN CONTROL," shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which Parent is a party if the stockholders of Parent immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such merger, consolidation or other business combination or transaction, do not have Beneficial Ownership of voting securities representing 50% or more of the total current voting power of the resulting corporation (or its parent corporation) following such merger, consolidation or other business combination or transaction;
          (ii) an acquisition by any Person of Beneficial Ownership of voting stock of Parent representing 50% or more of the total current voting power of Parent; (iii) a sale of all or substantially all the consolidated assets of Parent to any Person or Persons (other than Parent or its subsidiaries); or (iv) a liquidation or dissolution of Parent.

                         (c) "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                         (e) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "RESTRICTED SECURITIES" shall be deemed to refer to and include the restricted Securities as well as all such stock dividends and distributions and any shares into which or for which any or all of the shares may be changed or exchanged.

                  5.15 STOCKHOLDER CAPACITY. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his capacity as such a director, and the agreements set forth herein shall in no way restrict any director in the exercise of his fiduciary duties as a director of the Company. Each Stockholder has executed this Agreement solely in his

                                                     STOCK RESTRICTION AGREEMENT

capacity as the record or beneficial holder of such Stockholder's Owned Shares and/or Company Options or as the trustee of a trust whose beneficiaries are the beneficial owners of such Stockholder's Owned Shares and/or Company Options.

                  IN WITNESS WHEREOF, Parent and the Stockholders listed below have caused this Agreement to be duly executed, as of the date first written above.

                                                     STOCK RESTRICTION AGREEMENT

                  SIGNATURE PAGE TO STOCK RESTRICTION AGREEMENT

                                         COVAD COMMUNICATIONS GROUP, INC.

                                         By:_____________________________
                                         Name:
                                         Title:


AGREED AND ACCEPTED AS OF
THE DATE FIRST SET FORTH ABOVE

By:

Name:
Total Number of Owned Shares:

                                     SCHEDULE A:  STOCKHOLDERS

            Name of                            Total Number of
          Stockholder                            Owned Shares
------------------------------         ---------------------------------








Total.........................         =================================

                                     SCHEDULE B:  MANAGEMENT STOCKHOLDERS

      Name of Stockholder                     Name of Stockholder
------------------------------         ---------------------------------